Form 10KSB40, Exhibit 13
period 1999-12-31
FIRST CAPITAL BANCSHARES INC /SC/
filed 2000-03-24
CIK 1075705

                                                                      EXHIBIT 13



                         FIRST CAPITAL BANCSHARES, INC.





                                Table of Contents

                                                                                             Page
                                                                                             ----

Shareholders' Letter                                                                            2
Selected Financial Data                                                                         3
Management's Discussion and Analysis                                                         4-15
Independent Auditors' Report                                                                   16
Consolidated Balance Sheets                                                                    17
Consolidated Statements of Income                                                              18
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income            19
Consolidated Statements of Cash Flows                                                          20
Notes to Consolidated Financial Statements                                                  21-31
Directors and Officers                                                                         32
Corporate Data                                                                                 33

Dear Shareholder:

On October 27th of last year we successfully and smoothly opened our bank. We did so by identifying, hiring, and training an experienced staff of local bankers. Through our determination we have moved from dream to reality. We are building a first rate community bank with which each shareholder, employee and client can be proud to be associated. We are delivering common sense banking with a localized approach that has the banker personally knowing and caring about his or her customers.

Our Organizing Board of Directors stayed the course and with perseverance succeeded in a grand endeavor where others might not have tried. With our Federal Charter we are positioned to become a multi-state bank holding company which will have the latitude to enter into related fields of enterprise. The final number on the stock sale reflected the injection of additional capital with us raising 10% above our minimum stock requirement. Further evidence of our directors' belief in the bank is that 23% of the total stock offering is in the hands of the Board.

We are pleased to announce that our stock is trading on the NASDASQ OTC Bulletin Board under the symbol FCPB. The stock is readily available and quotes can be obtained through the Internet.

Even though First Capital Bank was only open 93 days during 1999, we achieved our goals relating to deposits and loans and ended the year "on the mark!" With our entrance into the Year 2000 we are actively pursuing growth into markets identified in our prospectus. Plans are on track for expansion into Laurinburg, N.C. and McColl, S.C.

Finally, but foremost, we want to say "thank you" to our 480 shareholders. Without your financial support and faith of project, our sign out front would not say "First Capital Bank."





J. Aubrey Crosland                        Lee C. Shortt
President                                 Chairman and Chief Executive Officer

                         FIRST CAPITAL BANCSHARES, INC.

                             SELECTED FINANCIAL DATA

The following selected financial data for the year ended December 31, 1999 and for the period December 19, 1997 to December 31, 1998 is derived from the financial statements and other data of the Company. The financial statements for the year ended December 31, 1999 and for the period December 19, 1997 to December 31, 1998, were audited by Tourville, Simpson & Caskey, L.L.P, independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.


(Dollars in thousands)                                         1999                 1998
                                                             --------             --------
INCOME STATEMENT DATA:
    Interest income                                          $    174             $     --
    Interest expense                                               64                   --
                                                             --------             --------
    Net interest income                                           110                   --
    Provision for loan losses                                      42                   --
                                                             --------             --------
    Net interest income after provision for loan losses            68                   --
    Net securities gains (losses)                                  --                   --
    Noninterest income                                              6                   --
    Noninterest expense                                           641                  163
                                                             --------             --------
    Income (loss) before income taxes                            (567)                (163)
    Income tax expense (benefit)                                 (266)                  --
                                                             --------             --------
    Net income (loss)                                            (301)            $   (163)
                                                             ========             ========
BALANCE SHEET DATA:
    Assets                                                      9,697             $    146
    Earning assets                                              8,095                  103
    Securities (1)                                              4,115                   --
    Loans (2)                                                   3,510                   --
    Allowance for loan losses                                      42                   --
    Deposits                                                    4,885                   --
    Shareholders' equity                                        4,636                  137
PER SHARE DATA:
    Earnings (losses) per share                                  (.53)            $     --
    Book value (period end)                                      8.22                   --
    Tangible book value (period end)                             8.22                   --
PERFORMANCE RATIOS:
    Return on average assets                                    (6.97)%                 --%
    Return on average equity                                   (11.02)                  --
    Net interest margin (3)                                      4.68                   --
    Efficiency (4)                                             551.09                   --
CAPITAL AND LIQUIDITY RATIOS:
    Average equity to average assets                            63.25%                  --%
    Leverage (4.00% required minimum)                           47.97                   --
    Risk-based capital
        Tier 1                                                  84.17                   --
        Total                                                   84.93                   --
    Average loans to average deposits                           26.22                   --

----------------------
1.      All securities are available for sale and are stated at fair value.
2.      Loans are stated at gross amounts before allowance for loan losses.
3.      Net interest income divided by average earning assets.
4. Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              BASIS OF PRESENTATION

The following discussion should be read in conjunction with the preceding "Selected Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                     GENERAL

First Capital Bancshares, Inc. (the Company) is a bank holding company headquartered in Bennettsville, South Carolina organized to own all of the Common Stock of its subsidiary, First Capital Bank (the Bank). The Bank opened for business on September 27, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Marlboro County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

Organizing activities for the Company began in December 1997. Upon the completion of the application process with the Office of Thrift Supervision for a savings bank charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Company was ready to issue stock. To fund its initial operations, the Company sold 30,000 shares of common stock to its organizers at $10.00 per share. On March 30, 1999, the Company commenced an initial public offering of up to 720,000 shares of its common stock. The stock sale resulted in the issuance of 563,728 shares at a price of $10.00 per share. The offering resulted in capital totaling $5,116,188, net of selling expenses of $521,092. The Bank began operations on September 27, 1999 at its temporary facility on Highway 15/401 Bypass East in Bennettsville, South Carolina. The following discussion should be read with an understanding of the Company's short history.

RESULTS OF OPERATIONS

For the year ended December 31, 1999

Net interest income for the year ended December 31, 1999 was $109,921. Total interest income was $173,881 and was partially offset by interest expense of $63,960. The primary components of interest income were interest from investment securities of $58,313 and interest on funds in escrow during the organizational period which totaled $46,148.

The Company's net interest spread and net interest margin were 1.86% and 4.68%, respectively, in 1999. The largest component of average earning assets was federal funds sold and other. Excess funds from the stock offering were invested in federal funds until loans were generated.

The provision for loan losses was $42,309 in 1999. The charges to the provision were primarily to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income for the year ended December 31, 1999 totaled $6,322. The largest component of noninterest income was service charges on deposit accounts which totaled $4,061 for the year. Other components of noninterest income included other service charges, commissions and fees which totaled $2,261.

Noninterest expense for the year ended December 31, 1999 totaled $640,614. Noninterest expense included $319,038 in pre-opening expenses. Salaries and employee benefits totaled $339,379 for the period. Salaries included the cost of key personnel employed during the organizational process. Other operating expenses totaled $254,227 for the period. These expenses included a number of one-time expenses associated with opening the Bank.

The Company's net loss for the year ended December 31, 1999 was $300,689. The net loss for the year is after the recognization of an income tax benefit of $265,991 for the period. As stated earlier, the net loss includes pre-opening expenses of $319,038.

For the period December 19, 1997 to December 31, 1998

This period covered the initial organizational phase of the Company. Expenses totaling $163,490 were incurred during this period to organize and form the Company.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME

General. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Company's net interest margin.

Average Balances, Income and Expenses and Rates. The following table sets forth, for the period indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the period indicated. The period December 19, 1997 to December 31, 1998 is not presented since this information would not be meaningful.

AVERAGE BALANCES, INCOME AND EXPENSES AND RATES


                                                                       For the year ended
                                                                        December 31, 1999
                                                               ----------------------------------
                                                               Average       Income/       Yield/
(Dollars in thousands)                                         Balance       Expense        Rate
                                                               ----------------------------------

ASSETS:
Earning Assets
    Loans (1)                                                  $    328      $   34        10.37%
    Securities, taxable (2)                                         795          58         7.29
    Federal funds sold and other                                  1,226          82         6.69
                                                               --------      ------
             Total earning assets                                 2,349         174         7.41
                                                               --------      ------
Cash and due from banks                                           1,156
Premises and equipment                                              786
Other assets                                                         43
Allowance for loan losses                                           (16)
                                                               --------
             Total assets                                      $  4,318
                                                               ========

LIABILITIES:
Interest-Bearing Liabilities
     Interest-bearing transaction accounts                     $    145      $    4         2.76%
     Savings deposits                                               100           4         4.00
     Time deposits                                                  633          38         6.00
     Other short-term borrowings                                    276          18         6.52%
                                                               --------      ------
             Total interest-bearing liabilities                   1,154          64         5.55
                                                               --------      ------
Demand deposits                                                     373
Accrued interest and other liabilities                               60
Stockholders' equity                                              2,731
                                                               --------
             Total liabilities and stockholders' equity        $  4,318
                                                               ========
Net interest spread                                                                         1.86%
Net interest income                                                           $ 110
                                                                              =====
Net interest margin                                                                         4.68%

(1) There were no loans in nonaccrual status and the effect of fees collected on loans is not significant to the computations. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available for sale.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME - CONTINUED

Analysis of Changes in Net Interest Income. Due to 1999 being the year of commencement, all interest income and expense is attributable to the volume of earning assets and interest-bearing liabilities, respectively.

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth the Company's interest rate sensitivity at December 31, 1999.

INTEREST SENSITIVITY ANALYSIS

                                                            After One      After Three                   Greater Than
                                              Within         Through         Through                       One Year
                                               One            Three           Twelve         Within         or Non-
(Dollars in thousands)                        Month           Months          Months        One Year       sensitive       Total
                                             -------        ---------      -----------      --------       ---------      -------
ASSETS
    Earning Assets
        Loans                                $   113         $   252         $   589         $   954         $2,556        $3,510
        Securities                                --              --              --              --          4,115         4,115
        Federal funds sold                       470              --              --             470             --           470
                                             -------         -------         -------         -------         ------        ------
            Total earning assets                 583             252             589           1,424          6,671         8,095
                                             -------         -------         -------         -------         ------        ------
LIABILITIES
    Interest-bearing liabilities
         Interest-bearing deposits
              Demand deposits                    625              --              --             625             --           625
              Savings deposits                   551              --              --             551             --           551
              Time deposits                       --             755           2,580           3,335             --         3,335
                                             -------         -------         -------         -------         ------        ------
              Total interest-bearing           1,176             755           2,580           4,511             --         4,511
                  deposits                   -------         -------         -------         -------         ------        ------
         Federal funds purchased                 140              --              --             140             --           140
                                             -------         -------         -------         -------         ------        ------
              Total interest-bearing           1,316             755           2,580           4,651             --         4,651
                  liabilities                -------         -------         -------         -------         ------        ------
Period gap                                   $  (733)        $  (503)        $(1,991)        $(3,227)        $6,671
                                             =======         =======         =======         =======         ======
Cumulative gap                               $  (733)        $(1,236)        $(3,227)        $(3,227)        $3,444
                                             =======         =======         =======         =======         ======
Ratio of cumulative gap to total earning
    assets                                     (9.05)%        (15.27)%        (39.86)%        (39.86)%        42.54%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds sold are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Federal funds purchased mature on a daily basis and are presented in the earliest pricing period.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME - CONTINUED

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive over the one month to twelve month time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to the Company's allowance for loan losses for the year ended December 31, 1999.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                                               1999
                                                                   --------
Total loans outstanding at end of period                           $  3,510
                                                                   ========

Average loans outstanding                                          $    328
                                                                   ========

Balance of allowance for loan losses at beginning of year          $     --
Loan losses:
        Commercial, financial and agricultural                           --
        Real estate - mortgage                                           --
        Consumer                                                         --
                                                                   --------
            Total loan losses                                            --
                                                                   --------
Recoveries of previous loan losses:
        Commercial, financial and agricultural                           --
        Real estate - mortgage                                           --
        Consumer                                                         --
                                                                   --------
            Total recoveries                                             --
                                                                   --------
Net loan losses                                                          --
Provision for loan losses                                                42
                                                                   --------
Balance of allowance for loan losses at end of period              $     42
                                                                   ========

Allowance for loan losses to period end loans                          1.20%
Net charge-offs to average loans                                         --

NONPERFORMING ASSETS

Nonperforming Assets. There were no nonperforming assets at December 31, 1999.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial.

Potential Problem Loans. At December 31, 1999, the Company had not identified any criticized or classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. However, the overall objective of the Company has been to maintain the allowance for loan losses at approximately 1.00% of total loans to provide for potential problem loans.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME AND EXPENSE

Noninterest Income. The largest component of noninterest income was service charges on deposit accounts which totaled $4,061 for the year ended December 31, 1999. This amount included NSF and overdraft fees of $2,855.

The following table sets forth the principal components of noninterest income for the year ended December 31, 1999.

(Dollars in thousands)                                          1999
                                                               ------
Service charges on deposit accounts                            $    4
Other income                                                        2
                                                               ------
     Total noninterest income                                  $    6
                                                               ======

Noninterest Expense. Salaries and employee benefits, which totaled $339,379 for the year ended December 31, 1999, comprised the largest component of noninterest expense. Of this total, $265,403 related to salaries prior to the Bank's opening on September 27, 1999. Other operating expense totaled $254,227 for the year ended December 31, 1999. Pre-opening expenses associated with forming the Company totaling $105,563 were included in other operating expense for the year ended December 31, 1999.

The Company incurred expenses totaling $163,490 for the period December 19, 1997 to December 31, 1998. All of these expenses were associated with the organization and formation of the Company.

The following table sets forth the primary components of noninterest expense for the year ended December 31, 1999 and for the period December 19, 1997 to December 31, 1998.

(Dollars in thousands)                               1999        1998
                                                  ---------    --------
Salaries and employee benefits                    $     339    $     66
Net occupancy expense                                    34          --
Office supplies, forms and stationery                    38          --
Data processing                                          43          --
Professional fees                                        32          51
Telephone                                                11          --
Other                                                   144          46
                                                  ---------    --------
    Total noninterest expense                     $     641    $    163
                                                  =========    ========
Efficiency ratio                                     551.09%         --

EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $328,000 in 1999. At December 31, 1999, total loans were $3,510,354.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company's general emphasis on consumer and mortgage lending.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPOSITION OF LOAN PORTFOLIO

                                                   December 31,
                                                       1999
                                             -----------------------
                                                             Percent
(Dollars in thousands)                        Amount        of Total
                                             --------      ---------
Commercial and agricultural                  $    582          16.58%
Real estate
 Construction                                      65           1.85
 Mortgage-residential                             952          27.12
 Mortgage-nonresidential                          826          23.53
Consumer and other                              1,085          30.92
                                             --------      ---------
    Total loans                                 3,510         100.00%
                                                           =========
Allowance for loan losses                          42
                                             --------
    Net loans                                $  3,468
                                             ========


The largest component of loans in the Company's loan portfolio is consumer loans. At December 31, 1999 consumer loans totaled $1,085,346 and represented 30.92% of the total loan portfolio.

The Company's loan portfolio is also comprised heavily of real estate mortgage loans. At December 31, 1999, real estate mortgage loans totaled $1,778,250 and represented 50.65% of the total loan portfolio.

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Residential mortgage loans totaled $952,266 at December 31, 1999. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $825,984 at December 31, 1999. The demand for residential and commercial real estate loans in the Bennettsville market has remained stable. The Company has been able to compete favorably for residential mortgage loans with other financial institutions by offering fixed rate products having three and five year call provisions.

Commercial and industrial loans totaled $581,758 at December 31, 1999 and comprised 16.58% of the total portfolio.

The Company's loan portfolio reflects the diversity of its market. The Company's home office is located in Marlboro County, South Carolina. The economy of Bennettsville contains elements of medium and light manufacturing and distribution facilities. Management expects the area to remain stable in the near future. The Company plans to open future branching locations in McColl, South Carolina and Laurinburg, North Carolina. The diversity of the economy creates opportunities for many types of lending. The Company does not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 1999.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                 Over One Year
                                      One Year      Through        Over Five
(Dollars in thousands)                or Less      Five Years        Years         Total
                                      -------     -----------     -----------    ---------
Commercial and industrial             $   393     $       189     $        --    $     582
Real estate                               311           1,084             448        1,843
Consumer and other                        250             745              90        1,085
                                      -------     -----------     -----------    ---------
                                          954           2,018             538        3,510
                                      -------     -----------     -----------    ---------

Loans maturing after one year with:                                              $   2,556
   Fixed interest rates                                                                 --
                                                                                 ---------
   Floating interest rates                                                       $   2,556
                                                                                 =========

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Investment Securities. The investment securities portfolio is the largest component of the Company's total earning assets. Total securities averaged $795,000 in 1999. At December 31, 1999, the total securities portfolio was $4,114,867. All securities were designated as available for sale and were recorded at their estimated fair value. The excess funds generated from the stock offering were invested in investment securities until funds can be invested in higher-yielding loans.

The following table sets forth the book value of the securities held by the Company at December 31, 1999.

BOOK VALUE OF SECURITIES

                                                1999
                                              --------
(Dollars in thousands)
U.S. Government agencies                      $  4,115
                                              --------
    Total securities                          $  4,115
                                              ========


The following table sets forth the scheduled maturities and average yields of securities held at December 31, 1999.

INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                  After One          After Five
                                  But Within         But Within
                                  Five Years          Ten Years              Total
                                --------------     ---------------     ---------------
                                Amount   Yield     Amount    Yield     Amount    Yield
                                ------   -----     ------    -----     -------   -----
(Dollars in thousands)
U.S. Government agencies       $   299    5.94%    $ 1,458    7.21%    $ 1,757    7.12%
                               -------             ------              -------
    Total (1)                  $   299    5.94%    $ 1,458    7.21%    $ 1,757    7.12%
                               =======             ======              =======


(1) Excludes mortgage-backed securities totaling $2,357,520 with a yield of 7.33%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "---Net Interest Income--- Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $1,226,000 in 1999. At December 31, 1999, short-term investments totaled $470,000. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Average interest-bearing liabilities totaled $1,154,000 in 1999. Average interest-bearing deposits totaled $878,000 in 1999.

Deposits. Average total deposits totaled $1,251,000 during 1999. At December 31, 1999, total deposits were $4,884,779.

The following table sets forth the deposits of the Company by category as of December 31, 1999.

DEPOSITS

                                                      1999
                                               ------------------
                                                         Percent
(Dollars in thousands)                                      of
                                               Amount    Deposits
                                               ------    --------
Demand deposit accounts                        $  374        7.66%
NOW accounts                                      625       12.79
Money market accounts                             496       10.15
Savings accounts                                   55        1.13
Time deposits less than $100,000                1,753       35.89
Time deposits of $100,000 or over               1,582       32.38
                                               ------------------
     Total deposits                            $4,885      100.00%
                                               ==================

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $3,302,588 at December 31, 1999.

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 71.86% at December 31, 1999. The maturity distribution of the Company's time deposits over $100,000 at December 31, 1999, is set forth in the following table:

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

                                                               After Three    After Six
                                                   Within        Through       Through         After
                                                   Three           Six          Twelve         Twelve
(Dollars in thousands)                             Months         Months        Months         Months      Total
                                                 ---------     -----------   -----------     ----------  ---------
Certificates of deposit of $100,000 or more       $   732        $   850       $    --         $   --     $ 1,582


Approximately 46.27% of the Company's time deposits over $100,000 had scheduled maturities within three months, and all time deposits over $100,000 had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common stockholders' equity minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

RISK-BASED CAPITAL RATIOS

                                                   The Bank       The Company
                                                 ------------    ------------
Tier 1 capital:
 Common shareholders' equity                     $  4,162,084    $  4,652,009
                                                 ------------    ------------
Total Tier 1 capital                                4,162,084       4,652,009
Tier 2 capital:
 Allowable allowance for loan losses                   42,309          42,309
                                                 ------------    ------------
   Tier 2 capital additions                                --              --
                                                 ------------    ------------
   Total capital                                 $  4,204,393    $  4,694,318
                                                 ============    ============

Risk adjusted assets                             $  5,433,237    $  5,527,237
                                                 ============    ============

Total assets                                     $  9,222,697    $  9,697,000
                                                 ============    ============

Risk-based capital ratios:
 Tier 1 capital                                         76.89%          84.17%
 Total capital                                          77.67           84.93
 Tier 1 leverage ratio                                  45.30           47.97

LIQUIDITY MANAGEMENT AND CAPITAL RESOURCES

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

IMPACT OF INFLATION

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

ACCOUNTING AND FINANCIAL REPORTING ISSUES

In February 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits". SFAS 132 amends SFAS 87, 88, and 106 and revises employer's disclosures about pensions and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. At December 31, 1999, the Company was not affected by this Statement.

In June 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair values. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Bank generally does not purchase derivative instruments or enter into hedging activities. This Statement was effective for fiscal years beginning after June 15, 1999, but was amended by SFAS 137.

The Company was not affected by Financial Accounting Standards Board Statements 134, 135 or 136.

In 1999, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133". As stated, this Statement delays the effective date for the implementation of SFAS 133.

This Statement is effective for fiscal years beginning after June 15, 2000.

INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Bank faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Bank.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Bank cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Bank.

                         FIRST CAPITAL BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE YEAR 2000

Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers would not be able to interpret the new year properly, causing computer malfunctions. Although this did not happen, some experts remain concerned that computer malfunctions may occur on other key dates during 2000, such as October 10, 2000.

In accordance with bank regulatory guidelines, we developed and executed a plan to ensure that our computer and telecommunication systems do not have these Year 2000 problems. We rely on third party vendors to supply our computer and telecommunication systems and other office equipment, and to process our data and account information. Because we commenced operations in 1999, we had the ability to choose vendors which we believed to be ready for the Year 2000. Our Year 2000 plan extends to all of our vendors, including our vendors for core data processing system, ATM hardware, account origination software, telephone systems, and suppliers of office equipment, such as copy and fax machines. Under our plan, we reviewed the test results, assurances, and warranties of all of these vendors, and we believe that all these systems are Year 2000 compliant. Our technology and processing vendors work with many other financial institutions, all of which, like us, are required by their bank regulators to be Year 2000 compliant. Because our systems are substantially similar to those used in many other banks, we believe that the scrutiny imposed by our regulatory and the banking industry in general have significantly reduced the Year 2000 related risks we might otherwise have faced.

We incurred approximately $6,400 in expenses in 1999 to implement our Year 2000 plan. Under our plan, we will continue to monitor the situation throughout 2000. We are executing this plan under the supervision of our board of directors.

Our agreements with each of our primary vendors include contractual assurances and warranties regarding Year 2000 compliance. Some of these warranties are limited by disclaimers of liability which specifically exclude special, incidental, indirect, and consequential damages. These limitations could limit our ability to obtain recourse against a vendor who is not Year 2000 compliant by excluding damages for things such as lost profits and customer lawsuits.

We have also evaluated our worst case scenario and developed contingency plans in case Year 2000 issues do arise. In the worst case, our systems would be down for a period of time and we would be required to complete all transactions and keep all records manually. We will have all required forms and procedures in place for manual processing, and believe we can do this for at least a week without serious disruption of our business. We do not believe we will encounter any issues that cannot be resolved within this period. Any affected systems which cannot be fixed will be replaced with alternatives, although this is unlikely to be necessary.

The Year 2000 issue may also negatively affect the business of our customers, but to date we are not aware of any material Year 2000 issues affecting them. We include Year 2000 readiness in our lending criteria to minimize risk. However, this will not eliminate the issue, and any financial difficulties our customers' experience caused by Year 2000 issues could impair their ability to repay loans to the bank.

We did not have any significant Year 2000 problems on January 1, 2000, and we do not expect to experience any significant Year 2000 problems. We also believe that we will be able to continue to operate the business if one or more of our vendors experience unanticipated Year 2000 problems.

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
First Capital Bancshares, Inc.
Bennettsville, South Carolina


We have audited the accompanying consolidated balance sheets of First Capital Bancshares, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the year ended December 31, 1999 and for the period December 19, 1997 to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bancshares, Inc. as of December 31, 1999 and 1998 and the results of their operations and cash flows for the year ended December 31, 1999 and for the period December 19, 1997 to December 31, 1998 in conformity with generally accepted accounting principles.





Tourville, Simpson, & Caskey, L.L.P.
Columbia, South Carolina
February 18, 2000

                         FIRST CAPITAL BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                              1999               1998
                                                                        --------------     --------------
ASSETS Cash and cash equivalents:
   Cash and due from banks                                              $      486,492     $      103,293
   Federal funds sold                                                          470,000                 --
                                                                        --------------     --------------
                                                                               956,492            103,293

Securities available-for-sale                                                4,114,867                 --

Loans receivable                                                             3,510,354                 --
   Less allowance for loan losses                                              (42,309)                --
                                                                        --------------     --------------
      Loans, net                                                             3,468,045                 --

Premises and equipment, net                                                    797,776                 --
Accrued interest receivable                                                     59,866                 --
Other assets                                                                   299,954             42,217
                                                                        --------------     --------------

            Total assets                                                $    9,697,000     $      145,510
                                                                        ==============     ==============

LIABILITIES
Deposits:
   Non-interest bearing transaction accounts                            $      373,959     $           --
   Interest bearing transaction accounts                                       625,052                 --
   Savings                                                                     550,976                 --
   Time deposits $100,000 and over                                           1,582,191                 --
   Other time deposits                                                       1,752,601                 --
                                                                        --------------     --------------
                                                                             4,884,779                 --

Federal funds purchased                                                        140,000                 --
Accrued interest payable                                                        26,762                 --
Other liabilities                                                                9,111              9,000
                                                                        --------------     --------------
            Total liabilities                                                5,060,652              9,000
                                                                        --------------     --------------

Commitments and contingencies (Notes 11 and 12)

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value; 10,000,000 shares authorized
   and unissued                                                                     --                 --
Common stock, $.01 par value; 10,000,000 shares authorized,
   563,728 and 30,000 shares issued and outstanding
   at December 31, 1999 and 1998, respectively                                   5,637                300
Capital surplus                                                              5,110,551            299,700
Retained earnings (deficit)                                                   (464,179)          (163,490)
Accumulated other comprehensive income (loss)                                  (15,661)                --
                                                                        --------------     --------------
            Total shareholders' equity                                       4,636,348            136,510
                                                                        --------------     --------------

            Total liabilities and shareholders' equity                  $    9,697,000     $      145,510
                                                                        ==============     ==============







The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
                  PERIOD DECEMBER 19, 1997 TO DECEMBER 31, 1998




INTEREST INCOME                                                                1999                1998
                                                                          --------------     --------------
   Loans, including fees                                                  $       34,029     $           --
   Investment securities, taxable                                                 58,313                 --
   Federal funds sold                                                             35,391                 --
   Other interest income                                                          46,148                 --
                                                                          --------------     --------------
                                                                                 173,881                 --
                                                                          --------------     --------------
INTEREST EXPENSE
   Time deposits $100,000 and over                                                19,869                 --
   Other deposits                                                                 25,855                 --
   Federal funds purchased                                                            77                 --
   Other borrowings                                                               18,159                 --
                                                                          --------------     --------------
                                                                                  63,960                 --
                                                                          --------------     --------------

NET INTEREST INCOME                                                              109,921                 --

Provision for loan losses                                                         42,309                 --
                                                                          --------------     --------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                               67,612                 --
                                                                          --------------     --------------

OTHER INCOME
   Service charges on deposit accounts                                             4,061                 --
   Other service charges, commissions and fees                                     2,261                 --
                                                                          --------------     --------------
                                                                                   6,322                 --
                                                                          --------------     --------------
OTHER EXPENSE
   Salaries and employee benefits                                                339,379             65,500
   Occupancy expense                                                              33,523                 --
   Furniture and equipment expense                                                13,485                 --
   Other operating expense                                                       254,227             97,990
                                                                          --------------     --------------
                                                                                 640,614            163,490
                                                                          --------------     --------------

INCOME (LOSS) BEFORE INCOME TAXES                                               (566,680)          (163,490)

Income tax expense (benefit)                                                    (265,991)                --
                                                                          --------------     --------------

NET INCOME (LOSS)                                                         $     (300,689)    $     (163,490)
                                                                          ==============     ==============


PER SHARE
Average shares outstanding                                                       563,728                 --
Net income (loss)                                                         $         (.53)    $           --














The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
                  PERIOD DECEMBER 19, 1997 TO DECEMBER 31, 1998




                                                                                                   Accumulated
                                          Common Stock                              Retained          Other
                                          ------------              Capital         Earnings      Comprehensive
                                     Shares        Amount          Surplus        (Deficit)         Income              Total
                                   ---------     ---------        ----------       ---------        ---------        ----------
BALANCE,
  DECEMBER 19, 1997

Issuance of common stock             30,000       $     300       $   299,700       $               $                $   300,000

Net loss for the period                                                              (163,490)                          (163,490)
                                   --------       ---------       -----------       ---------       ----------       -----------

BALANCE,
  DECEMBER 31, 1998                  30,000             300           299,700        (163,490)                           136,510

Issuance of common stock            533,728           5,337         5,331,943                                          5,337,280

Cost of common stock issuance                                        (521,092)                                          (521,092)

Net income (loss)                                                                    (300,689)                          (300,689)

Other comprehensive income,
  net of tax of $8,067                                                                                 (15,661)          (15,661)
                                                                                                                     -----------

Comprehensive income (loss)                                                                                             (316,350)
                                   --------       ---------       -----------       ---------       ---------        -----------
BALANCE,
  DECEMBER 31, 1999                 563,728       $   5,637       $ 5,110,551       $(464,179)      $  (15,661)      $ 4,636,348
                                   ========       =========       ===========       =========       ==========       ===========



























The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
                  PERIOD DECEMBER 19, 1997 TO DECEMBER 31, 1998




CASH FLOWS FROM OPERATING ACTIVITIES:                                      1999               1998
                                                                      --------------     --------------
   Net income (loss)                                                  $     (300,689)    $     (163,490)
   Adjustments to reconcile net income (loss) to net
      cash provided by operating activities
         Provision for loan losses                                            42,309                  -
         Depreciation and amortization                                        21,013                  -
         Accretion and premium amortization                                   (1,366)                 -
         Deferred income tax provision (benefit)                            (274,253)                 -
         Increase in interest receivable                                     (59,866)                 -
         Increase in interest payable                                         26,762                  -
         (Increase) decrease in other assets                                  41,283            (42,217)
         Increase in other liabilities                                           111              9,000
                                                                      --------------     --------------
            Net cash used by operating activities                           (504,696)          (196,707)
                                                                      --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities available-for-sale                             (4,190,782)                 -
   Maturities and calls of securities available-for-sale                      53,553                  -
   Net increase in loans made to customers                                (3,510,354)                 -
   Purchase of premises and equipment                                       (818,789)                 -
   Purchases of Federal Home Loan Bank                                       (16,700)                 -
                                                                      --------------     --------------
            Net cash used by investing activities                         (8,483,072)                 -
                                                                      --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand deposits, interest
      bearing transaction accounts and savings accounts                    1,549,987                  -
   Net increase in certificates of deposit
      and other time deposits                                              3,334,792                  -
   Net increase in federal funds purchased                                   140,000                  -
   Issuance of common stock, net of direct costs                           4,816,188            300,000
                                                                      --------------     --------------
            Net cash provided by financing activities                      9,840,967            300,000
                                                                      --------------     --------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                    853,199            103,293

CASH AND CASH EQUIVALENTS, BEGINNING                                         103,293                  -
                                                                      --------------     --------------

CASH AND CASH EQUIVALENTS, ENDING                                     $      956,492     $      103,293
                                                                      ==============     ==============

















The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION - First Capital Bancshares, Inc. (the Company) was incorporated on December 19, 1997 to organize and own all of the common stock of First Capital Bank (the Bank). First Capital Bank, a savings bank, opened for business on September 27, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Marlboro County, South Carolina. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation.

PRE-OPENING EXPENSES - The activities associated with organizing the Bank were conducted in the name of the Company during the developmental stage period (December 19, 1997 to September 27, 1999).

On September 27, 1999, the close of the developmental stage period, the Company acquired the following assets and assumed the following liabilities:



            Cash and cash equivalents                    $    3,851,377
            Premises and equipment                              668,048
            Due to investors                                     (9,000)
            Common stock subscription proceeds,
              net of $491,587 expenses of offering           (4,970,343)
                                                         --------------

            Net pre-opening expenses                     $     (459,918)
                                                         ==============

The common stock subscription proceeds above represent those proceeds as of September 27, 1999. The initial stock offering remained open until October 29, 1999. The final amount of proceeds from the stock issuance, net of direct costs was $5,116,188. Net pre-opening expenses included in the statements of income for the year ended December 31, 1999 and for the period December 19, 1997 to December 31, 1998 was $482,528.

MANAGEMENT'S ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within Marlboro County in South Carolina. The types of securities that the Company invests in are discussed in Note 3. The types of lending that the Company engages in are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

SECURITIES AVAILABLE-FOR-SALE - Securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in stockholders' equity net of deferred income taxes. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

LOANS - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Company's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

INCOME TAXES - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

RETIREMENT PLAN - The Company has a contributory 401(K) plan covering substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. The Company waived its option of matching employee contributions in 1999.

PER SHARE AMOUNTS - Income or loss per share is computed by dividing earnings by the weighted average number of shares outstanding during the year.

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

During 1999, interest paid on deposits and other borrowings totaled $37,198. There was no interest paid during the period December 19, 1997 to December 31, 1998.

There were no income tax payments in 1999 or for the period December 19, 1997 to December 31, 1998.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

COMPREHENSIVE INCOME - The Company has adopted SFAS 130, Reporting Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:



                                                            1999
                                                       --------------
Unrealized holding gains (losses) on
   available-for-sale securities                       $      (23,728)
Reclassification adjustment for losses
   (gains) realized in income                                       -
                                                       --------------

Net unrealized gains (losses)                                 (23,728)

Tax effect                                                      8,067
                                                       --------------

Net-of-tax amount                                      $      (15,661)
                                                       ==============

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. At December 31, 1999, the required cash reserve balance was satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale at December 31, 1999 were:




                                                                                        1999
                                                   ------------------------------------------------------------------------
                                                                            Gross              Gross            Estimated
                                                        Amortized          Unrealized         Unrealized         Fair
                                                         Cost               Gains              Losses            Value
                                                   --------------      --------------     --------------     --------------
U.S. Government agencies and corporations          $    4,138,595      $            -     $       23,728     $    4,114,867
                                                   ==============      ==============     ==============     ==============

There were no sales of securities in 1999.

The following is a summary of maturities of securities available-for-sale as of December 31, 1999. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.



                                                                                             Amortized         Estimated
                                                                                               Cost            Fair Value
                                                                                          --------------     --------------
Due after one year but within five years                                                  $      300,697     $      298,917
Due after five years but within ten years                                                      1,473,046          1,458,430
Mortgage-backed securities                                                                     2,364,852          2,357,520
                                                                                          --------------     --------------

                                                                                          $    4,138,595     $    4,114,867
                                                                                          ==============     ==============


At December 31, 1999, securities having an amortized cost of $300,697 and an estimated market value of $298,917 were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - LOANS

Major classifications of loans receivable at December 31, 1999 are summarized as follows:

                                                                                                                   1999
                                                                                                             --------------
Real estate - construction                                                                                   $       65,000
Real  estate - mortgage                                                                                           1,778,250
Commercial and industrial                                                                                           581,758
Consumer and other                                                                                                1,085,346
                                                                                                             --------------

      Total gross loans                                                                                      $    3,510,354
                                                                                                             ==============

Transactions in the allowance for loan losses for the year ended December 31, 1999 are summarized below:

                                                                                                                   1999
                                                                                                             --------------
Balance, beginning of year                                                                                   $            -
Provision charged to operations                                                                                      42,309
Recoveries on loans previously charged off                                                                                -
Loans charged off                                                                                                         -
                                                                                                             --------------

Balance, end of year                                                                                         $       42,309
                                                                                                             ==============

There were no loans in nonaccrual status and no loans past due ninety days or more at December 31, 1999.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1999:

                                                                                                                   1999
                                                                                                             --------------
Land and leasehold improvements                                                                              $      170,073
Buildings                                                                                                           330,081
Furniture and equipment                                                                                             318,635
                                                                                                             --------------
                                                                                                                    818,789
Less, accumulated depreciation                                                                                       21,013
                                                                                                             --------------
Premises and equipment, net                                                                                  $      797,776
                                                                                                             ==============

The Company has plans to renovate a building for the new corporate headquarters. No commitments had been made at December 31, 1999 for these renovations.

NOTE 6 - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 1999 was $1,582,191.

At December 31, 1999, the scheduled maturities of certificates of deposit were as follows:

                                     2000                                                                    $    3,334,792
                                                                                                             ==============

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SHAREHOLDERS' EQUITY

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior regulatory approval. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. At December 31, 1999, total shareholders' equity of the Bank was $4,162,084 and was not available for dividends.

NOTE 8 - OTHER OPERATING EXPENSE

Other operating expense for the year ended December 31, 1999 and for the period December 19, 1997 to December 31, 1998 are summarized below:



                                                                                               1999               1998
                                                                                          --------------     --------------
Professional fees                                                                         $       32,324     $       51,404
Telephone                                                                                         11,364                  -
Office supplies, forms and stationery                                                             37,792                  -
Data processing                                                                                   43,381                  -
Postage and freight                                                                                5,561                  -
Other                                                                                            123,805             46,586
                                                                                          --------------     --------------

                                                                                          $      254,227     $       97,990
                                                                                          ==============     ==============

NOTE 9 - INCOME TAXES

Income tax expense (benefit) for the year ended December 31, 1999 is summarized as follows:

                                                                                                                    1999
                                                                                                             --------------
Currently payable
  Federal                                                                                                    $            -
  State                                                                                                               2,450
                                                                                                             --------------
                                                                                                                      2,450
                                                                                                             --------------

Deferred income taxes
  Federal                                                                                                          (221,535)
  State                                                                                                             (38,839)
                                                                                                             --------------
                                                                                                                   (260,374)
                                                                                                             --------------
Income tax expense (benefit)                                                                                 $     (257,924)
                                                                                                             ==============

Income tax expense (benefit) is allocated as follows:

  To continuing operations                                                                                   $     (265,991)
  To shareholders' equity                                                                                             8,067
                                                                                                             --------------

                                                                                                             $     (257,924)
                                                                                                             ==============

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES - CONTINUED

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 1999 are as follows:



                                                                                                                  1999
                                                                                                             --------------
Deferred tax assets:
  Allowance for loan losses                                                                                  $       16,323
  Net operating loss carryforward                                                                                   104,848
  Organization costs                                                                                                183,362
  Available-for-sale securities                                                                                       8,067
  Contribution carryforward                                                                                              50
                                                                                                             --------------
    Total deferred tax assets                                                                                       312,650
    Less, valuation allowance                                                                                       (24,717)
                                                                                                             --------------
    Net deferred tax assets                                                                                         287,933
                                                                                                             --------------

Deferred tax liabilities:
  Accumulated depreciation                                                                                            5,611
                                                                                                             --------------
    Net deferred tax asset                                                                                   $      282,322
                                                                                                             ==============

Deferred tax assets represent the future tax benefit of deductible differences and, if its more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 1999, management has determined that it is more likely than not that $274,053 of the total deferred tax asset will be realized, and accordingly, has established a valuation allowance of $24,717.

The Company has a net operating loss for income tax purposes of $215,569 as of December 31, 1999. This net operating loss expires in the year 2014.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the year ended December 31, 1999 follows:

                                                                                                                  1999
                                                                                                             --------------
Tax expense at statutory rate                                                                                $     (192,671)
State income tax, net of federal income tax benefit                                                                 (34,703)
Change in the deferred tax asset valuation allowance                                                                (40,679)
Non-deductible items                                                                                                  2,062
                                                                                                             --------------

                                                                                                             $     (265,991)
                                                                                                             ==============

NOTE 10 - LEASES

The Company leases a building that will be used for a future branch site in Laurinburg, North Carolina from a third party. The initial lease term is for a period of three years, with an option to buy the building at any time during the lease term. The commencement date of the lease was July 1, 1999 and expires on July 1, 2002. The monthly rental rate is $700 during the first year and $800 per month during the second and third year. The purchase price under the option to purchase is as follows: $165,000 during the first year of the lease, $169,950 during the second year, and $175,048 during the third year. Rental expense for the year ended December 31, 1999 was $4,200.

Future minimum rent commitments under the noncancelable operating lease agreement at December 31, 1999 was as follows:


                      2000                     $    9,000
                      2001                          9,600
                      2002                          4,800
                                               ----------

                                               $   23,400
                                               ==========

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 1999 the Bank had related party loans totaling $393,000. During 1999, $394,000 of new loans were made to related parties and repayments totaled $1,000.

For the year ended December 31, 1999, the Company paid a director $7,174 for professional services relating to the sale of equipment in the building to be used as the Company's new headquarters.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1999, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

The following table summarizes the Bank's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 1999:


                                                     1999
                                               --------------
Commitments to extend credit                   $      759,991

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Marlboro County and surrounding areas.

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to total assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 1999 are also presented in the table.

The following table summarizes the capital amounts and ratios and the regulatory minimum requirements at December 31, 1999 for the Bank.



                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                              For Capital              Prompt Corrective
                                                      Actual              Adequacy Purposes            Action Provisions
                                           ------------------------     ------------------------    ----------------------------
                                              Amount         Ratio        Amount          Ratio       Amount           Ratio
                                           ------------    --------     ----------       -------    ----------     -------------
DECEMBER 31, 1999
  THE BANK
    Total capital
      (to risk weighted assets)           $  4,220,055       77.67%     $  434,659        8.00%     $  543,324          10.00%
    Tier 1 capital
      (to risk weighted assets)              4,177,746       76.89         217,329        4.00         325,994           6.00
    Tier 1 capital
      (to total assets)                      4,177,746       45.30         368,908        4.00         461,135           5.00


The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies less than $150,000,000 in consolidated assets.

NOTE 15 - UNUSED LINES OF CREDIT

As of December 31, 1999, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $1,250,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

Securities Available-for-Sale - The fair values equal the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities. Rates at December 31, 1999 approximate those in effect during the Company's operations from September 27, 1999 through the end of the year.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. Rates at December 31, 1999 approximate those in effect during the Company's operations from September 27, 1999 through the end of the year.

Federal Funds Purchased - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance Sheet Financial Instruments - The carrying amount for loan commitments which are off-balance sheet financial instruments, approximates the fair value since the obligations are typically based on current market rates.

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1999 are as follows:



                                                                                1999
                                                                  ---------------------------------
                                                                     Carrying          Estimated
                                                                      Amount           Fair Value
                                                                  --------------     --------------
FINANCIAL ASSETS:
  Cash and due from banks                                         $      486,942     $      486,942
  Federal funds sold                                                     470,000            470,000
  Securities available-for-sale                                        4,114,867          4,114,867
  Loans                                                                3,510,354          3,510,354
  Allowance for loan losses                                              (42,309)           (42,309)
  Accrued interest receivable                                             59,866             59,866

FINANCIAL LIABILITIES:
  Demand deposit, interest-bearing
    transaction, and savings accounts                             $    1,549,987     $    1,549,987
  Certificates of deposit and other time deposits                      3,334,792          3,334,792
  Federal funds purchased                                                140,000            140,000
  Accrued interest payable                                                26,762             26,762

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit                                    $      759,991     $      759,991

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FIRST CAPITAL BANCSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for First Capital Bancshares, Inc. (Parent Company Only).


                                  BALANCE SHEET
                           DECEMBER 31, 1999 AND 1998

                                                                          1999             1998
                                                                     -------------    -------------
ASSETS
  Cash                                                               $      13,360    $     103,293
  Federal funds sold                                                       470,000                -
  Investment in banking subsidiary                                       4,162,084                -
  Other assets                                                                   -           42,217
                                                                     -------------    -------------

        Total assets                                                 $   4,645,444    $     145,510
                                                                     =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Other liabilities                                                          9,096            9,000

  Shareholders' equity                                                   4,636,348          136,510
                                                                     -------------    -------------

        Total liabilities and shareholders' equity                   $   4,645,444    $     145,510
                                                                     =============    =============



                              STATEMENTS OF INCOME
                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
                  PERIOD DECEMBER 19, 1997 TO DECEMBER 31, 1998



INCOME                                                                   1999            1998
                                                                     -------------    -------------
  Interest on federal funds sold                                     $       8,561    $           -
  Other interest income                                                     46,148                -
  Other income                                                               1,250                -
                                                                     -------------    -------------
                                                                            55,959                -
                                                                     -------------    -------------

EXPENSES
  Other expenses                                                            32,639          163,490
                                                                     -------------    -------------

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED EARNINGS (LOSSES) OF BANKING SUBSIDIARY                     23,320         (163,490)

Income tax expense (benefit)                                                 9,096                -

Equity in undistributed earnings (losses)
  of banking subsidiary                                                   (314,913)               -
                                                                     -------------    -------------

NET INCOME (LOSS)                                                    $    (300,689)   $    (163,490)
                                                                     =============    =============

                         FIRST CAPITAL BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FIRST CAPITAL BANCSHARES, INC. (PARENT COMPANY ONLY) - CONTINUED






CASH FLOWS FROM OPERATING ACTIVITIES                                           1999           1998
                                                                         -------------    -------------
  Net income (loss)                                                      $    (300,689)   $    (163,490)
   Adjustments to reconcile net income (loss) to net
    cash provided by operating activities
     Equity in undistributed earnings of
       banking subsidiary                                                      314,913                -
     Pre-opening expenses transferred to the Bank                              163,492                -
     (Increase) decrease in other assets                                        42,217          (42,217)
     Increase in other liabilities                                                  96            9,000
                                                                         -------------    -------------
            Net cash provided by operating activities                          220,029         (196,707)
                                                                         -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock                                                   5,337,280          300,000
  Purchase of the Bank's common stock                                       (4,656,150)               -
  Costs of stock issuance                                                     (521,092)               -
                                                                         -------------    -------------
            Net cash provided by financing activities                          160,038          300,000
                                                                         -------------    -------------

INCREASE IN CASH                                                               380,067          103,293

CASH AND CASH EQUIVALENTS, BEGINNING                                           103,293                -
                                                                         -------------    -------------

CASH AND CASH EQUIVALENTS, ENDING                                        $     483,360    $     103,293
                                                                         =============    =============

                         FIRST CAPITAL BANCSHARES, INC.


                                 CORPORATE DATA


                               BOARD OF DIRECTORS


          NAME AND ADDRESS                            POSITION WITH COMPANY
          ----------------                            ---------------------
       Shoukath Ansari, M.D.                         Secretary and Director
         Bennettsville, SC

         Wylie F. Cartrette                                 Director
             McColl, SC

     James Aubrey Crosland, Sr.                      President and Director
         Bennettsville, SC

          Robert G. Dowdy                                   Director
         Bennettsville, SC

        Harry L. Howell, Jr.                                Director
           Laurinburg, NC

         Luther D. Hutchins                                 Director
         Bennettsville, SC

         Paul F. Rush, M.D.                                 Director
           Laurinburg, NC

           Lee C. Shortt                      Chairman and Chief Executive Officer
         Bennettsville, SC


                                 FIRST CAPITAL BANK


                                     OFFICERS

                NAME                                     POSITION
                ----                                     --------
     James Aubrey Crosland, Sr.                          President

         J. Randy McDonald                        Chief Executive Officer

           John M. Digby                        Chief Financial Officer and
                                               Principal Accounting Officer

                         FIRST CAPITAL BANCSHARES, INC.


                                 CORPORATE DATA


ANNUAL MEETING:

The Annual Meeting of Shareholders of First Capital Bancshares, Inc. will be held at the new National Guard Armory, 725 South Parsonage Street Extension, Bennettsville, South Carolina on Tuesday, April 25, 2000, at 2:00 p.m.



CORPORATE OFFICE:                                                              GENERAL COUNSEL:
-----------------                                                              ----------------
207 Highway 15/401 Bypass East                                                 Nelson Mullins Riley & Scarborough, L.L.P.
Bennettsville, South Carolina 29512                                            First Union Plaza
Phone: (843) 454-9337                                                          999 Peachtree Street, NE/Suite 1400
Fax: (843) 454-9338                                                            Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:                                                     INDEPENDENT AUDITORS:
--------------------------                                                     ---------------------

Continental Stock Transfer & Trust Company                                     Tourville, Simpson & Caskey, L.L.P.
2 Broadway                                                                     500 Taylor Street, Suite 101
New York, New York 10004                                                       P.O. Box 1769
                                                                               Columbia, S.C. 29202

STOCK INFORMATION:
------------------

The Common Stock of First Capital Bancshares, Inc. is not listed on any exchange. However, the stock is quoted on the NASDASQ OTC Bulletin Board under the symbol "FCPB." The primary market maker of the Company's stock is Banc Stock Financial Services, Inc. There were approximately 480 shareholders of record on December 31, 1999.


COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED AT NO CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: JOHN M. DIGBY, CHIEF FINANCIAL OFFICER, FIRST CAPITAL BANCSHARES, INC., 207 HIGHWAY 15/401 BYPASS EAST, BENNETTSVILLE, SOUTH CAROLINA 29512.

THIS ANNUAL REPORT SERVES AS THE ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO PART 350 OF THE FEDERAL DEPOSIT INSURANCE CORPORATIONS RULES AND REGULATIONS. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE OFFICE OF THRIFT SUPERVISION.