Form 10KSB, Exhibit 13
period 2000-12-31
FIRST CAPITAL BANCSHARES INC /SC/
filed 2001-03-28
CIK 1075705

FIRST CAPITAL BANCSHARES, INC.

                                TABLE OF CONTENTS

                                                                     PAGE

Shareholders' Letter....................................................2
Selected Financial Data.................................................3
Management's Discussion and Analysis.................................4-17
Independent Auditors' Report...........................................18
Consolidated Balance Sheets............................................19
Consolidated Statements of Income......................................20
Consolidated Statements of Changes in Shareholders' Equity and
            Comprehensive Income.......................................21
Consolidated Statements of Cash Flows..................................22
Notes to Consolidated Financial Statements..........................23-36
Directors and Officers.................................................37
Corporate Data.........................................................38

Dear Shareholder,

December 31, 2000 concluded a very challenging year marked with many changes. During July, the Board of Directors decided to change the management of the Company. Lee Shortt decided to step down as Board Chairman and Dr. Paul Rush was named Chairman of the Board. In September, the Board named Charles O. Rivers as President and Chief Executive Officer.

During December our bank subsidiary, which has a Federal Charter, received approval to open its first branch in Laurinburg, North Carolina. We opened this full-service branch in mid January 2001. With this new location, the Company will achieve one of its early goals, which is to be a multi-state bank holding company.

As the Company completed its first full calendar year of operations, assets stood at $17,468,329 which represents an 80% increase in assets during the year. The bank's primary earning asset, total loans, increased by 200% to $10,532,237. An equally dramatic increase in deposits occurred during the year as well, with deposits increasing 168% from $4,884,779 to $13,125,121 at year-end 2000.

It is obvious from this report that 2000 has been a very significant year for First Capital. Progress has been at a rapid pace and results of those efforts are reflected in the financial statement provided with this report. We would like to encourage you to not only continue your support but to increase your support of your bank through your banking relationship with First Capital. It would also be greatly appreciated if you would take every opportunity to encourage others to try our banking services. As a stockholder, you have a vested interest in the performance of the bank and your support contributes greatly to our success. On behalf of the Board of Directors, management and staff, we would like to thank you for your loyalty and confidence as demonstrated by your investment in First Capital Bancshares, Inc. Our stock continues to be traded on NASDAQ OTC Bulletin Board under the symbol FCPB.OB.

Sincerely,

/s/ Charles O. Rivers.                                 /s/  Paul F. Rush

Charles O. Rivers.                                     Paul F. Rush
President and Chief Executive Officer                  Chairman of the Board

                             SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 2000 and 1999, and for the period December 19, 1997 to December 31, 1998 is derived from the financial statements and other data of the Company. The financial statements for the years ended December 31, 2000 and 1999 and for the period December 19, 1997 to December 31, 1998, were audited by Tourville, Simpson & Caskey, L.L.P., independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                                        2000       1999      1998
                                                       -----       ----      ----
 (DOLLARS IN THOUSANDS)
 INCOME STATEMENT DATA:
 Interest income                                       $  1,263    $   174    $  --
 Interest expense                                           645         64       --
                                                       --------    -------    -----
 Net interest income                                        618        110       --
 Provision for loan losses                                  110         42       --
                                                       --------    -------    -----
 Net interest income after provision for loan losses        508         68       --
 Noninterest income                                          85          6       --
 Noninterest expense                                      1,294        641      163
                                                       --------    -------    -----
 Income (loss) before income taxes                         (701)      (567)    (163)
 Income tax expense (benefit)                              (271)      (266)      --
                                                       --------    -------    -----
   Net income (loss)                                   $   (430)   $  (301)   $(163)
                                                       ========    =======    =====
 BALANCE SHEET DATA:

 Assets                                                $ 17,468    $ 9,697    $ 146
 Earning assets                                          15,657      8,112      103
 Securities (1)                                           3,362      4,115       --
 Loans (2)                                               10,532      3,510       --
 Allowance for loan losses                                  142         42       --
 Deposits                                                13,125      4,885       --
 Shareholders' equity                                     4,221      4,636      137

 PER-SHARE DATA:

 Earnings (losses) per share                            $ (0.76)   $ (0.53)   $  --
 Book value (period end)                                   7.49       8.22       --
 Tangible book value (period end)                          7.49       8.22       --

 PERFORMANCE RATIOS:

 Return on average assets                                 (2.75)%    (6.97)%     -- %
 Return on average equity                                (11.01)    (11.02)      --
 Net interest margin (3)                                   4.44       4.68       --
 Efficiency (4)                                          184.27     551.09       --

 CAPITAL AND LIQUIDITY RATIOS:

 Average equity to average assets                         24.98%     63.25%      --
 Leverage (4.00% required minimum)                        24.82      47.97       --
 Tangible capital                                         24.82      47.97
 Risk-based capital                                                              --
   Tier 1                                                 37.27      84.17       --
   Total                                                  38.53      84.93       --
 Average loans to average deposits                        79.23      26.22       --

----------------------
1   All securities are available for sale and are stated at fair value.
2   Loans are stated at gross amounts before allowance for loan losses.
3   Net interest income divided by average earning assets.
4 Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

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

                                     GENERAL

First Capital Bancshares, Inc. (the Company) is a bank holding company headquartered in Bennettsville, South Carolina, organized to own all of the common stock of its subsidiary, First Capital Bank (the Bank). The Bank opened for business on September 27, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Marlboro County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation. The Bank opened a second office in Laurinburg, North Carolina in January 2001.

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

                              RESULTS OF OPERATIONS

A comparison between 2000 and 1999 is not relevant since the Bank was only open for business approximately 3 months in 1999.

FOR THE YEAR ENDED DECEMBER 31, 2000

Net interest income for the year ended December 31, 2000 was $617,761. Total interest income for the year ended December 31, 2000 was $1,262,925 and was partially offset by interest expense of $645,164. The primary components of interest income were interest from loans, including fees, of $884,183 and interest from investment securities totaling $307,334.

The Company's net interest spread and net interest margin were 2.88% and 4.44%, respectively, in 2000. The largest component of average earning assets was loans, which had a yield of 10.14% in 2000. The overall yield on earning assets was 9.06% in 2000. The overall yield on interest bearing liabilities was 6.18% in 2000.

The provision for loan losses was $109,781 in 2000. The charges to the provision were primarily to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                        RESULTS OF OPERATIONS (CONTINUED)

Noninterest income for the year ended December 31, 2000 totaled $84,444. The largest component of noninterest income was service charges on deposit accounts, which totaled $60,534 for the year. Other components of noninterest income included credit life insurance commissions totaling $15,136 and other service charges, commissions, and fees, which totaled $8,774.

Noninterest expense for the year ended December 31, 2000 totaled $1,293,984. The primary component of noninterest expense was salaries and employee benefits which totaled $592,278 for the year. Furniture and equipment expense and occupancy expense totaled $65,198 and $54,196, respectively, for the year ended December 31, 2000. Other operating expenses totaled $582,312 for the year.

The Company's net loss for the year ended December 31, 2000 was $430,195, after the recognition of an income tax benefit of $271,365 for the year. The income tax benefit is based on an effective tax rate of 39%.

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

Noninterest income for the year ended December 31, 1999 totaled $6,322. The largest component of noninterest income was service charges on deposit accounts which totaled $4,061 for the year. Other components of noninterest income included other service charges, commissions, and fees which totaled $2,261.

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

The Company's net loss for the year ended December 31, 1999 was $300,689. The net loss for the period is after the recognition of an income tax benefit of $265,991 for the period. As stated earlier, the net loss includes pre-opening expenses of $319,038.

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

                         NET INTEREST INCOME (CONTINUED)

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

AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
Year ended December 31,                                        2000                                     1999
                                                              -----                                     ----
                                              AVERAGE         INCOME/      YIELD/        AVERAGE         INCOME/       YIELD/
(DOLLARS IN THOUSANDS)                        BALANCE        EXPENSE       RATE         BALANCE         EXPENSE        RATE
                                              --------       --------      -----        --------        --------       ----

ASSETS:
 Earning Assets:
 Loans (1)                                   $      8,721     $    884      10.14 %     $       328     $       34       10.38  %
 Securities, taxable (2)                            4,153          307       7.39               795             58        7.29
 Federal funds sold and other                       1,072           72       6.72             1,226             82        6.69
                                            --------------  ----------                 ------------       --------
   Total earning assets                            13,946        1,263       9.06             2,349            174        7.41
                                            -------------   ----------                 ------------       --------
 Cash and due from banks                              414                                     1,156
 Premises and equipment                               828                                       786
 Other assets                                         563                                        43
 Allowance for loan losses                           (116)                                      (16)
                                            -------------                              ------------
   Total assets                              $     15,635                                 $   4,318
                                            =============                              ============

LIABILITIES:
 Interest-Bearing
 Liabilities:
 Interest-bearing
  transaction accounts                       $       1,400          64       4.57 %       $     145              4        2.76 %
 Savings deposits                                      810          34       4.20               100              4        4.00
 Time deposits                                       8,047         536       6.66               633             38        6.00
 Other short-term borrowings                           182          11       6.04               276             18        6.52
                                            --------------  ----------                 ------------      ---------
   Total interest-bearing liabilities               10,439         645       6.18             1,154             64        5.55
                                            --------------  ----------                 ------------      ---------
 Demand deposits                                       750                                      373
 Accrued interest and other liabilities                540                                       60
 Shareholders' equity                                3,906                                    2,731
                                            --------------                             ------------
   Total liabilities and shareholders'equity $      15,635                                $   4,318
                                            ==============                             ============
 Net interest spread                                                         2.88 %                                       1.86 %
 Net interest income                                          $    618                                   $     110
                                                             =========                                      ======
 Net interest margin                                                         4.44 %                                       4.68 %

(1) There were no loans in nonaccrual status and the effect of fees collected on loans is not significant to the computations. All loans and deposits are domestic.

(2) Average investment securities exclude the valuation allowance on securities available for sale.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                              RATE/VOLUME ANALYSIS


ANALYSIS OF CHANGES IN NET INTEREST INCOME. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest- bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

                                                                 2000 COMPARED TO 1999
                                                               DUE TO INCREASE (DECREASE) IN
 (DOLLARS IN THOUSANDS)                   VOLUME            RATE           VOLUME RATE          TOTAL
                                        --------          ------          -------------        ------

Interest income:
 Loans                                   $     779         $      (3)        $      74        $       850
 Securities, taxable                            80                 4               165                249
 Federal funds sold                            (46)              (27)              109                 36
 Nonmarketable equity securities              (176)               45                85                (46)
                                        ----------        ----------       -----------       ------------
   Total interest income                       637                19               433              1,089
                                        ----------        ----------       -----------       ------------
Interest expense:
 Interest-bearing deposits                     (94)              (34)              716                588
 Other borrowings                              (65)              106               (48)                (7)
                                        -----------       ----------       -----------       ------------
   Total interest expense                     (159)               72               668                581
                                        ----------        ----------       -----------       ------------
   Net interest income                   $     796         $     (53)         $   (235)       $       508
                                        ==========        ==========       ===========       ============


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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                        RESULTS OF OPERATIONS (CONTINUED)


The following table sets forth the Company's interest rate sensitivity at December 31, 2000.

INTEREST SENSITIVITY ANALYSIS

                                                                                                              GREATER
                                                        AFTER ONE         AFTER THREE                          THAN
                                                         THROUGH            THROUGH                          ONE YEAR
                                      WITHIN ONE          THREE             TWELVE           WITHIN           OR NON-
 (DOLLARS IN THOUSANDS)                 MONTH            MONTHS             MONTHS         ONE YEAR         SENSITIVE       TOTAL
                                        ------           -------            -------        ---------        ----------      -----

ASSETS
 Earning Assets
 Loans                                 $ 2,870            $ 606              $ 592          $ 4,068          $ 6,464      $ 10,532
 Securities                                  -                -                300              300            3,062         3,362
 Federal funds sold                      1,730                -                  -            1,730                -         1,730
                                      --------          -------                 --         --------          -------       -------
   Total earning assets                  4,600              606                892            6,098            9,526        15,624
                                      --------          -------           --------         --------          -------       -------

LIABILITIES
Interest-bearing liabilities:
 Interest-bearing deposits:
  Demand deposits                        1,647                -                  -            1,647                -         1,647
  Savings deposits                         866                -                  -              866                -           866
  Time deposits                            517            3,125              6,288            9,930              682        10,612
                                      --------          -------          ---------           ------         --------       -------
   Total interest-bearing deposits       3,030            3,125              6,288           12,443              682        13,125
   Total interest-bearing liabilities    3,030            3,125              6,288           12,443              682        13,125
                                      --------          -------          ---------        ---------         --------       -------
 Period gap                           $  1,570         $ (2,519)          $ (5,396)        $ (6,345)         $ 8,844
                                      ========          =======          =========        =========         ========
 Cumulative gap                       $  1,570           $ (949)          $ (6,345)        $ (6,345)         $ 2,499
                                      ========          =======          =========        =========         ========
 Ratio of cumulative gap to total
  earning assets                         10.05%           (6.07) %          (40.61)%         (40.61)%          15.99%

The previous table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds sold are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Federal funds purchased mature on a daily basis and are presented in the earliest pricing period.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (CONTINUED)

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive over the one month to twelve-month time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     PROVISION AND ALLOWANCE FOR LOAN LOSSES

GENERAL. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1.25% of total loans outstanding until a history is established.

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

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

               PROVISION AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to the Company's allowance for loan losses for the years ended December 31, 2000 and 1999.

ALLOWANCE FOR LOAN LOSSES
(DOLLARS IN THOUSANDS)                                             2000               1999
                                                                   -----              ----

 Total loans outstanding at end of period                          $ 10,532           $ 3,510
                                                                  =========         =========
 Average loans outstanding                                         $  8,721           $   328
                                                                  =========         =========
 Balance of allowance for loan losses at beginning of period       $     42           $     -
 Loan losses:
 Commercial, financial and agricultural                                   -                 -
 Real estate - mortgage                                                   -                 -
 Consumer                                                                10                 -
                                                                   --------         ---------
   Total loan losses                                                     10                 -
                                                                   --------         ---------
 Recoveries of previous loan losses:
 Commercial, financial and agricultural                                   -                 -
 Real estate - mortgage                                                   -                 -
 Consumer                                                                 -                 -
                                                                   --------         ---------
   Total recoveries                                                       -                 -
                                                                   --------         ---------
 Net loan losses                                                         10                 -
 Provision for loan losses                                              110                42
                                                                   --------         ---------
 Balance of allowance for loan losses at end of period              $   142           $    42
                                                                   ========         =========

 Allowance for loan losses to period end loans                         1.35 %            1.20 %
 Net chargeoffs to average loans                                       0.11 %               - %

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                              NONPERFORMING ASSETS

NONPERFORMING ASSETS. There were no nonperforming assets at December 31, 2000. There were no loans past due ninety days or more and still accruing interest at December 31, 2000.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial.

POTENTIAL PROBLEM LOANS. At December 31, 2000, the Company had identified $1,783 in criticized loans and $248,739 in classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. Until a history is established, the overall objective of the Company has been to maintain the allowance for loan losses at approximately 1.25% of total loans to provide for potential problem loans.

                         NONINTEREST INCOME AND EXPENSE

NONINTEREST INCOME. Total noninterest income was $84,444 for the year ended December 31, 2000. The largest component of noninterest income was service charges on deposit accounts which totaled $60,534 for the year ended December 31, 2000. This amount included NSF and overdraft fees of $45,170.

The largest component of noninterest income for the year ended December 31, 1999 was service charges on deposit accounts, which totaled $4,061. This amount included NSF and overdraft fees of $2,855.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2000 and 1999.

(DOLLARS IN THOUSANDS)                                 2000            1999
                                                       ----            ----

 Service charges on deposit accounts                   $ 60             $  4
 Credit life insurance commissions                       15                -
 Other income                                             9                2
                                                      -----            -----
   Total noninterest income                            $ 84             $  6
                                                      =====            =====

NONINTEREST EXPENSE. Salaries and employee benefits, the largest component of noninterest expense, were $592,278 for the year ended December 31, 2000. Included in salaries was $42,500 for the salary of our former president that was paid to him after his employment termination. Furniture and equipment expense and net occupancy expense totaled $65,198 and $54,196, respectively, for the year ended December 31, 2000. Other operating expenses totaled $582,312 for the year. The largest item in other operating expense was professional fees which totaled $199,567. Of this amount, legal fees totaling $90,564 were incurred for legal consultation involving the termination of our former president.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                         NONINTEREST INCOME (CONTINUED)

Salaries and employee benefits, which totaled $339,379 for the year ended December 31, 1999, comprised the largest component of noninterest expense. Of this total, $265,403 related to salaries prior to the Bank's opening on September 27, 1999. Other operating expense totaled $254,227 for the year ended December 31, 1999. Pre-opening expense associated with forming the Company totaling $105,563 were included in other operating expense for the year ended December 31, 1999.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2000 and 1999 and for the period December 19, 1997 to December 31, 1998.

(DOLLARS IN THOUSANDS)                     2000          1999           1998
                                           ----          ----           ----

Salaries and employee benefits             $ 592         $ 339           $ 66
Net occupancy expense                         54            34              -
Furniture and equipment expense               65            13              -
Office supplies, forms, and stationery        33            38              -
Data processing and supplies                 123            43              -
Professional fees and services               199            32             51
Telephone expenses                            19            11              -
Other                                        209           131             46
                                        --------      --------       --------
 Total noninterest expense              $  1,294         $ 641          $ 163
                                        ========      ========       ========

Efficiency ratio                          184.27%       551.09%          0.00%


                                 EARNING ASSETS

LOANS. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $8,721,000 in 2000. At December 31, 2000, total loans were $10,532,237.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company's general emphasis on consumer and mortgage lending.

COMPOSITION OF LOAN PORTFOLIO

                                                 2000                              1999
                                                 ----                              ----
December 31,
(DOLLARS IN THOUSANDS)                    AMOUNT      PERCENT OF TOTAL      AMOUNT           PERCENT OF TOTAL
                                          -------     -----------------   --------           ----------------
 Commercial, financial and agricultural      $ 1,440          13.67 %     $      582             16.58 %
 Real estate:
  Construction                                   640           6.08               65              1.85
  Mortgage-residential                         2,768          26.28              952             27.12
  Mortgage-nonresidential                      2,566          24.36              826             23.53
 Consumer and other                            3,118          29.61            1,085             30.92
                                         -----------         ------      -----------         ---------
   Total loans                                10,532         100.00 %          3,510            100.00 %
                                                             ======                          =========
 Allowance for loan losses                      (142)                            (42)
                                         -----------                     -----------
 Net loans                               $    10,390                         $ 3,468
                                         ===========                     ===========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                           EARNING ASSETS (CONTINUED)

The largest component of the Company's loan portfolio is real estate mortgage loans. At December 31, 2000, real estate mortgage loans totaled $5,333,919 and represented 50.64% of the total loan portfolio. The second largest component of loans in the Company's loan portfolio is consumer and other loans. At December 31, 2000 consumer and other loans totaled $3,118,494 and represented 29.61% of the total loan portfolio.

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

Residential mortgage loans totaled $2,768,000 or 26.28% at December 31, 2000. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $2,566,000 or 24.36% at December 31, 2000. The demand for residential and commercial real estate loans in the Bennettsville market has remained stable. The Company has been able to compete favorably for residential mortgage loans with other financial institutions by offering fixed rate products having three and five year call provisions.

Commercial and industrial loans totaled $1,439,724 at December 31, 2000 and comprised 13.67% of the total portfolio.

The Company's loan portfolio reflects the diversity of its market. The Company's home office is located in Marlboro County, South Carolina. The economy of Bennettsville contains elements of medium and light manufacturing and distribution facilities. Management expects the area to remain stable in the near future. The Company opened an additional branch location in Laurinburg, North Carolina in January 2001. The diversity of the economy creates opportunities for many types of lending. The Company does not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2000.

LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                      OVER ONE YEAR
December 31, 2000                       ONE YEAR OR     THROUGH     OVER FIVE
 (DOLLARS IN THOUSANDS)                    LESS        FIVE YEARS     YEARS       TOTAL
                                           -----      -----------    ------       -----

 Commercial, financial and agricultural    $ 1,066          $ 215       $ 159     $ 1,440
 Real estate                                 2,424          3,476          74       5,974
 Consumer and other                            578          2,540           -       3,118
                                          --------       --------      ------     -------
                                           $ 4,068        $ 6,231       $ 233    $ 10,532
                                          --------       --------      ------     -------

 Loans maturing after one year with:
   Fixed interest rates                                                           $ 6,464
   Floating interest rates                                                              -
                                                                                  -------
                                                                                  $ 6,464
                                                                                  =======

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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                           EARNING ASSETS (CONTINUED)

INVESTMENT SECURITIES. The investment securities portfolio is also a component of the Company's total earning assets. Total securities available-for-sale averaged $4,153,000 in 2000. At December 31, 2000, the total securities available-for-sale was $3,361,612. All securities were designated as available-for-sale and were recorded at their estimated fair market value. Investment securities also include certain nonmarketable equity securities which include Federal Home Loan Bank stock. These securities are recorded at their original cost and totaled $33,100 at December 31, 2000.

The following table sets forth the fair value of the securities held by the Company at December 31, 2000.

FAIR VALUE OF SECURITIES

December 31,                                            2000          1999
                                                        -----         ----
 (DOLLARS IN THOUSANDS)
 U.S. government agencies and corporations            $ 3,362       $ 4,114
                                                      --------      -------

   Total securities available-for-sale                $ 3,362       $ 4,114
                                                      ========      =======

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2000.

INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS


December 31, 2000                    WITHIN ONE YEAR          WITHIN FIVE YEARS       WITHIN TEN YEARS
                                     ----------------         ------------------      ----------------
(DOLLARS IN THOUSANDS)             AMOUNT      YIELD         AMOUNT     YIELD         AMOUNT     YIELD
                                   -------     ------        -------    ------        -------    -----

U.S. government agencies
  and corporations                    $ 300      5.95 %         $ 400     7.18 %         $ 991     7.33 %
                                      -----                    ------                   ------

  Total securities available-for-sale $ 300      5.95 %         $ 400     7.18 %         $ 991     7.33 %
                                      =====                    ======                   ======

(1) Excludes mortgage-backed securities totaling $1,670,920 with a yield of 7.79%, since mortgages can be called at anytime.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "--Net Interest Income-- Interest Sensitivity."

SHORT-TERM INVESTMENTS. Short-term investments, which consist primarily of federal funds sold, averaged $1,072,000 in 2000. At December 31, 2000, short-term investments totaled $1,730,000. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                    DEPOSITS

Average interest-bearing liabilities totaled $10,439,000 in 2000. Average interest-bearing deposits totaled $10,257,000 in 2000.

DEPOSITS. Average total deposits totaled $11,007,000 during 2000. At December 31, 2000, total deposits were $13,125,121.

The following table sets forth the deposits of the Company by category at December 31, 2000 and 1999.

DEPOSITS

December 31,                                           2000                            1999
                                               --------------------                --------------

                                                            PERCENT OF                     PERCENT OF
(DOLLARS IN THOUSANDS)                        AMOUNT        DEPOSITS          AMOUNT       DEPOSITS
                                              -------       ---------         -------      --------

Demand deposit accounts                          $ 420         3.20 %          $   374        7.66 %
NOW accounts                                     1,228         9.35                625       12.79
Money market accounts                              701         5.34                496       10.15
Savings accounts                                   165         1.26                 55        1.13
Time deposits less than $100,000                 6,947        52.93              1,753       35.89
Time deposits of $100,000 or over                3,664        27.92              1,582       32.38
                                             ---------      -------           --------     -------
  Total deposits                             $  13,125       100.00 %          $ 4,885      100.00 %
                                             =========      =======           ========     =======

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $9,460,149 at December 31, 2000.

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 80.24% at December 31, 2000. The maturity distribution of the Company's time deposits over $100,000 at December 31, 2000, is set forth in the following table:

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE

                                                                                      AFTER SIX
                                                                    AFTER THREE        THROUGH
                                                   WITHIN THREE     THROUGH SIX        TWELVE       AFTER TWELVE
(DOLLARS IN THOUSANDS)                               MONTHS           MONTHS           MONTHS          MONTHS           TOTAL
                                                     -------         -------        -----------     ------------        -----

 Certificates of deposit of $100,000 or more         $ 1,343          $ 1,045         $ 965           $ 311             $ 3,664

Approximately 36.65% of the Company's time deposits over $100,000 had scheduled maturities within three months. Of the remaining time deposits, 28.52% matures within six months, 26.34% matures within twelve months and 8.49% matures after twelve months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                     CAPITAL

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

As of December 31, 2000, the most recent notifications from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The Company and the Bank are required to maintain certain risk-based and leverage ratios. The Company and the Bank exceeded these regulatory capital ratios at December 31, 2000 as set forth in the following table.

(DOLLARS IN THOUSANDS)                           THE BANK            THE COMPANY
                                                ---------           -----------

 Tier 1 capital                                  $ 3,761               $ 4,222
 Tier 2 capital                                      142                   142
                                                --------              --------
   Total qualifying capital                      $ 3,903               $ 4,364
                                                ========              ========

 Risk-adjusted total assets
  (including off-balance-sheet exposures)        $11,242              $ 11,328
                                                ========              ========

 Tier 1 risk-based capital ratio                  33.46%                37.27%
 Total risk-based capital ratio                   34.72%                38.53%
 Tier 1 leverage ratio                            22.70%                24.82%
 Tangible risk-based capital ratio                22.70%                24.82%


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

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In June 1998, the FASB issued Statement (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

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

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226
WILLIAM E. TOURVILLE, CPA                                 MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                           PRIVATE COMPANIES
R. JASON CASKEY, CPA                                         PRACTICE SECTIONS

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
DAVID J. WATKINS, II CPA


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
First Capital Bancshares, Inc.
Bennettsville, South Carolina


We have audited the accompanying consolidated balance sheets of First Capital Bancshares, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years ended December 31, 2000, 1999 and for the period December 19, 1997 to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bancshares, Inc. as of December 31, 2000 and 1999 and the results of their operations and cash flows for the years ended December 31, 2000 and 1999 and for the period December 19, 1997 to December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Tourville, Simpson & Caskey, L.L.P.

Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
February 22, 2001

                         FIRST CAPITAL BANCSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                                            2000                1999
                                                                                           -----               ----
ASSETS:
 Cash and cash equivalents:
  Cash and due from banks                                                                 $ 396,900          $ 486,492
  Federal funds sold                                                                      1,730,000            470,000
                                                                                         ----------           --------
   Total cash and cash equivalents                                                        2,126,900            956,492
                                                                                         ----------           --------
 Investment securities:
  Securities available-for-sale                                                           3,361,612          4,114,867
  Nonmarketable equity securities                                                            33,100             16,700
                                                                                         ----------          ---------
   Total investment securities                                                            3,394,712          4,131,567
                                                                                         ----------          ---------

 Loans receivable:                                                                       10,532,237          3,510,354
  Less allowance for loan losses                                                           (142,276)           (42,309)
                                                                                         ----------         ----------
   Loans, net                                                                            10,389,961          3,468,045

 Premises, furniture & equipment, net                                                       842,031            797,776
 Accrued interest receivable                                                                150,108             59,866
 Other assets                                                                               564,617            283,254
                                                                                        -----------        -----------
   Total assets                                                                        $ 17,468,329        $ 9,697,000
                                                                                        ===========        ===========
LIABILITIES:
 Deposits:
  Noninterest-bearing transaction accounts                                                $ 420,068          $ 373,959
  Interest-bearing transaction accounts                                                   1,227,523            625,052
  Savings                                                                                   865,589            550,976
  Time deposits $100,000 and over                                                         3,664,972          1,582,191
  Other time deposits                                                                     6,946,969          1,752,601
                                                                                        -----------         ----------
   Total deposits                                                                        13,125,121          4,884,779

 Federal funds purchased                                                                          -            140,000
 Accrued interest payable                                                                    91,018             26,762
 Other liabilities                                                                           30,758              9,111
                                                                                        -----------         ----------
   Total liabilities                                                                     13,246,897          5,060,652
                                                                                        -----------         ----------
 Commitments and Contingencies (Notes 12, 13, and 14)

SHAREHOLDERS' EQUITY:
 Preferred stock, $.01 par value; 10,000,000 shares authorized
  and unissued                                                                                    -                  -
 Common stock, $.01 par value, 10,000,000 shares authorized;
  563,728 share issued and outstanding at December 31, 2000
  and 1999                                                                                     5,637              5,637
 Capital surplus                                                                           5,110,551          5,110,551
 Retained earnings (deficit)                                                                (894,374)          (464,179)
 Accumulated other comprehensive income (loss)                                                  (382)           (15,661)
                                                                                        ------------       ------------
   Total shareholders' equity                                                              4,221,432          4,636,348
                                                                                        ------------       ------------
   Total liabilities and shareholders' equity                                          $  17,468,329        $ 9,697,000
                                                                                       =============       ============


The accompanying notes are an integral part of the consolidated financial statements.
                                       19

                         FIRST CAPITAL BANCSHARES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
           FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999, AND FOR THE
                  PERIOD DECEMBER 19, 1997 TO DECEMBER 31, 1998

                                                            2000                  1999                 1998
                                                            ----                  ----                 ----
INTEREST INCOME:
Loans, including fees                                      $ 884,183             $ 34,029                   $ -
Investment securities, taxable                               307,334               58,313                     -
Federal funds sold                                            71,408               35,391                     -
Other interest income                                              -               46,148                     -
                                                          ----------           ----------             ---------
  Total                                                    1,262,925              173,881                     -
                                                          ----------           ----------             ---------

INTEREST EXPENSE:
Time deposits $100,000 and over                              199,851               19,869                     -
Other deposits                                               433,534               25,855                     -
Federal funds purchased and securities sold
  under agreements to repurchase                              11,779                   77                     -
Other borrowings                                                   -               18,159                     -
                                                          ----------           ----------             ---------
  Total                                                      645,164               63,960                     -
                                                          ----------           ----------             ---------

NET INTEREST INCOME                                          617,761              109,921                     -

Provision for loan losses                                    109,781               42,309                     -
                                                          ----------           ----------             ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          507,980               67,612                     -


OTHER OPERATING INCOME:
Service charges on deposit accounts                           60,534                4,061                     -
Credit life insurance commissions                             15,136                    -                     -
Other service charges, commissions, and fees                   8,774                2,261                     -
                                                          ----------           ----------             ---------
  Total                                                       84,444                6,322                     -
                                                          ----------           ----------             ---------

OTHER OPERATING EXPENSES:
Salaries and employee benefits                               592,278              339,379                65,500
Occupancy expense                                             54,196               33,523                     -
Furniture and equipment expense                               65,198               13,485                     -
Other operating expense                                      582,312              254,227                97,990
                                                          ----------           ----------             ---------
  Total                                                    1,293,984              640,614               163,490
                                                          ----------           ----------             ---------

INCOME (LOSS) BEFORE INCOME TAXES                           (701,560)            (566,680)             (163,490)

Income tax expense (benefit)                                (271,365)            (265,991)                   -
                                                          ----------           ----------             ---------

NET INCOME (LOSS)                                         $ (430,195)          $ (300,689)           $ (163,490)
                                                          ==========           ==========            ==========

EARNINGS PER SHARE
Average shares outsanding                                    563,728              563,728                     -
Net income (loss)                                         $    (0.76)          $    (0.53)                    -


The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.


              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
                         EQUITY AND COMPREHENSIVE INCOME
       FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999, AND FOR THE PERIOD
                     DECEMBER 19, 1997 TO DECEMBER 31, 1998

                                                                                                    ACCUMULATED
                                                                                   RETAINED            OTHER
                                           COMMON STOCK             CAPITAL        EARNINGS        COMPREHENSIVE
                                      SHARES        AMOUNT          SURPLUS        (DEFICIT)           INCOME         TOTAL
                                  --------      ---------          ---------       ---------         ---------       ---------
 Issuance of common stock            30,000          $ 300           $299,700       $       -         $      -         $300,000

 Net loss for the period                                                             (163,490)                         (163,490)
                                   --------      ---------          ---------       ---------         ---------       ---------

 BALANCE, DECEMBER 31, 1998          30,000            300            299,700        (163,490)               -          136,510

 Issuance of common stock           533,728          5,337          5,331,943                                         5,337,280

 Cost of common stock issuance                                       (521,092)                                         (521,092)

 Net loss                                                                            (300,689)                         (300,689)
 Other comprehensive income,
    net of tax of $8,067                                                                               (15,661)         (15,661)
                                                                                                                      ---------
 Comprehensive income                                                                                                  (316,350)
                                   --------      ---------          ---------       ---------         ---------       ---------

 BALANCE, DECEMBER 31, 1999         563,728          5,637          5,110,551        (464,179)         (15,661)       4,636,348

 Net loss                                                                            (430,195)                         (430,195)
 Other comprehensive income,
    net of tax of $7,871                                                                                15,279           15,279
                                                                                                                      ---------
 Comprehensive income                                                                                                  (414,916)
                                   --------      ---------          ---------       ---------         ---------       ---------
 BALANCE, DECEMBER 31, 2000         563,728        $ 5,637          5,110,551       $(894,374)        $   (382)      $4,221,432
                                   ========      =========          =========       =========         =========       =========

The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND FOR THE
                  PERIOD DECEMBER 19, 1997 TO DECEMBER 31, 1998

                                                                             2000                  1999                 1998
                                                                            -----                 -----        -       ----
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                       $ (430,195)          $ (300,689)           $ (163,490)
 Adjustments to reconcile net income to net cash
      (used) provided by operating activities:
 Provision for possible loan losses                                         109,781               42,309                     -
 Depreciation and amortization expense                                       94,692               21,013                     -
 Accretion and premium amortization                                          (6,207)              (1,366)                    -
 Deferred income tax provision (benefit)                                   (263,956)            (274,253)                    -
 Increase in interest receivable                                            (90,242)             (59,866)                    -
 Increase in interest payable                                                64,256               26,762                     -
 (Increase) decrease in other assets                                        (25,278)              41,283               (42,217)
 Increase in other liabilities                                               21,647                  111                 9,000
                                                                          ---------            ---------             ---------
 Net cash used by operating activities                                     (525,502)            (504,696)             (196,707)
                                                                          ---------            ---------             ---------

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of securities available-for-sale                                (400,000)          (4,190,782)                    -
 Maturities of securities available-for-sale                              1,182,612               53,553                     -
 Net increase in loans to customers                                      (7,031,697)          (3,510,354)                    -
 Purchase of premises and equipment                                        (138,947)            (818,789)                    -
 Purchase of Federal Home Loan Bank stock                                   (16,400)             (16,700)                    -
                                                                          ---------            ---------             ---------
 Net cash used by investing activities                                   (6,404,432)          (8,483,072)                    -
                                                                          ---------            ---------             ---------

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand deposits,
  interest-bearing transaction accounts and
  savings accounts                                                          963,193            1,549,987                     -
 Net increase in certificates of deposit and other time deposits          7,277,149            3,334,792                     -
 Net increase (decrease) in federal funds purchased                        (140,000)             140,000                     -
 Issuance of common stock, net of direct costs                                    -            4,816,188               300,000
                                                                          ---------            ---------             ---------
  Net cash provided by financing activities                               8,100,342            9,840,967               300,000
                                                                          ---------            ---------             ---------

 NET INCREASE IN CASH AND CASH EQUIVALENTS                                1,170,408              853,199               103,293

 CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             956,492              103,293                     -
                                                                          ---------            ---------             ---------

 CASH AND CASH EQUIVALENTS, END OF PERIOD                               $ 2,126,900            $ 956,492             $ 103,293
                                                                       ============           ==========            ==========

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

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

SECURITIES AVAILABLE-FOR-SALE - Securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the Company's investments in the stock of the Federal Home Loan Bank. The stock is carried at cost because it has no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on Federal Home Loan Bank stock are included in other income. At December 31, 2000 and 1999, the investment in Federal Home Loan Bank stock was $33,100 and $16,700, respectively.

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


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

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current, and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged-off are added to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. Leasehold improvements are amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

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

RETIREMENT PLAN - The Company has a contributory 401(K) plan covering substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. The Company waived its option of matching employee contributions in 2000 and 1999.

PER SHARE AMOUNTS - Income or loss per share is computed by dividing earnings by the weighted average number of shares outstanding during the year.

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

During 2000, and 1999 interest paid on deposits and other borrowings totaled $580,908 and $37,198, respectively. There was no interest paid during the period December 19, 1997 to December 31, 1998.

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


The Company made income tax payments of $2,450 during the year ended December 31, 2000. There were no tax payments for the year ended December 31, 1999 or the period December 19, 1997 to December 31, 1998.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.


The components of other comprehensive income and related tax effects are as follows:

                                                                               YEAR ENDED DECEMBER 31,
                                                                             ----------------------------
                                                                              2000                  1999
                                                                              ----                  ----


 Unrealized gains (losses) on available-for-sale securities                $ 23,150            $ (23,728)
 Reclassification adjustment for gains (losses) realized in net income           -                     -


 Net unrealized gains (losses) on securities                                 23,150              (23,728)

 Tax effect                                                                  (7,871)               8,067


 Net-of-tax amount                                                         $ 15,279            $ (15,661)
                                                                          =========            =========

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the FASB issued Statement
(SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

RECLASSIFICATIONS - Certain captions and amounts in the 1999 and 1998 financial statements were reclassified to conform with the 2000 presentation.


NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required to maintain cash balances with the Bankers Bank sufficient to cover all cash letter transactions. At December 31, 2000, the requirement was met by the cash balance in the account and by the line available for federal funds.

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2000 and 1999 were:

                                                  AMORTIZED          GROSS UNREALIZED           ESTIMATED
                                                    COST           GAINS         LOSSES        FAIR VALUE
                                                  ---------        -----         -------       -----------

 December 31, 2000
 U.S. government agencies and corporations       $ 3,362,192       $ 17,674       $ 18,254      $ 3,361,612
                                                 ===========       ========      =========      ===========

 DECEMBER 31, 1999
 U.S. government agencies and corporations       $ 4,138,595       $      -       $ 23,728      $ 4,114,867
                                                 ===========       ========      =========      ===========

There were no sales of securities in 2000 or 1999.

The following is a summary of maturities of securities available-for-sale as of December 31, 2000. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

      SECURITIES
                                                  AVAILABLE-FOR-SALE
                                            ----------------------------------
                                            AMORTIZED          ESTIMATED FAIR
                                                COST                 VALUE
                                            ---------          --------------

 Due in one year or less                     $   300,263          $    300,001
 Due after one year but within five years        400,000               400,000
 Due after five years but within ten years       976,934               990,691
 Mortgage-backed securities                    1,684,995             1,670,920

   Total                                     $ 3,362,192          $  3,361,612
                                             ===========         =============

At December 31, 2000, securities having an amortized cost of $347,957 and an estimated market value of $349,008 were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.


NOTE 4 - LOANS

Major classifications of loans receivable at December 31, 2000 and 1999 are summarized as follows:

                                                    DECEMBER 31,
                                             2000                  1999
                                             ----                  ----

 Real estate - construction           $     640,100         $     65,000
 Real estate - mortgage                   5,333,919            1,778,250
 Commercial and industrial                1,439,724              581,758
 Consumer and other                       3,118,494            1,085,346
                                      -------------         ------------

     Total gross loans                $  10,532,237         $  3,510,354
                                      =============         ============

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - LOANS (CONTINUED)


Transactions in the allowance for loan losses for the years ended December 31, 2000 and 1999 are summarized below:
                                                   2000              1999
                                                   -----             ----

 Balance, beginning of year                       $ 42,309         $      -
 Provision charged to operations                   109,781           42,309
 Recoveries on loans previously charged-off              -                -
 Loans charged-off                                  (9,814)               -
                                                  --------                -

   Balance, end of year                          $ 142,276         $ 42,309
                                                  =========        ========


There were no loans in nonaccrual status and no loans past due ninety days or more at December 31, 2000.


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2000 and 1999:

                                              2000              1999
                                              -----             ----

 Land and improvements                       $ 170,073         $ 170,073
 Buildings and leasehold improvements          361,931           330,081
 Furniture and equipment                       404,444           318,635
 Construction in progress                       17,202                 -
                                              --------                 -
   Total                                       953,650           818,789
 Less, accumulated depreciation                111,619            21,013
                                              --------           -------

   Premises and equipment, net               $ 842,031         $ 797,776
                                             =========         =========

NOTE 6 - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 was $3,664,972.

At December 31, 2000, the scheduled maturities of certificates of deposit were as follows:

MATURING IN                                       AMOUNT
-----------                                       ------

 2001                                         $   9,929,652
 2002                                               486,224
 2003                                               171,637
 2004                                                     -
 2005                                                24,428
                                              -------------

   Total                                      $  10,611,941
                                              =============

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - SHAREHOLDERS' EQUITY

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior regulatory approval. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. At December 31, 2000, total shareholders' equity of the Bank was $3,760,812 and was not available for dividends.


NOTE 8 - OTHER OPERATING EXPENSE

Other operating expense for the years ended December 31, 2000, 1999, and for the period December 19, 1997 to December 31, 1998 are summarized below:

                                               2000         1999          1998
                                               ----         ----          ----

Professional fees                         $ 199,567     $ 32,324       $ 51,404
Telephone expenses                           19,690       11,364              -
Office supplies, forms, and stationery       32,691       37,792              -
Data processing and supplies                122,890       43,381              -
Postage and freight                           6,299        5,561              -
Other                                       201,175      123,805         46,586
                                           --------     --------        -------

  Total                                   $ 582,312     $254,227       $ 97,990
                                          =========     ========       ========


NOTE 9 - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2000 and 1999 is summarized as follows:

                                               2000                  1999
                                               ----                  ----
Currently payable:
Federal                                      $         -      $         -
State                                                  -            2,450
                                             -----------      -----------
  Total current                                        -            2,450
                                             -----------      -----------

Change in deferred income taxes:
Federal                                         (221,371)        (232,871)
State                                            (42,123)         (43,637)
                                             -----------      -----------
  Total deferred                                (263,494)        (276,508)
                                             -----------      -----------

Income tax expense                            $ (263,494)      $ (274,058)
                                             ===========      ===========

Income tax expense is allocated as follows:

 To continuing operations                     $ (271,365)      $ (265,991)
 To shareholders' equity                           7,871           (8,067)
                                             -----------      -----------
  Income tax expense                          $ (263,494)      $ (274,058)
                                             ===========      ===========

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES (CONTINUED)
---------------------

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999 are as follows:

                                              2000                  1999
                                             -----                  ----
Deferred tax assets:
 Allowance for loan losses              $   55,058              $  16,322
 Net operating loss carryforward           381,724                 89,021
 Organization costs                        152,665                193,376
 Available-for-sale securities                 197                  8,067
 Contribution carryforward                     997                     50
                                        ----------              ---------

   Total deferred tax assets               590,641                306,836
Less, valuation allowance                  (13,406)               (24,717)
                                        ----------              ---------

 Net deferred tax assets                   577,235                282,119

Deferred tax liabilities:
 Accumulated depreciation                   37,232                  5,611
                                        ----------              ---------

   Net deferred tax asset recognized    $  540,003              $ 276,508
                                        ==========              =========

Deferred tax assets represent the future tax benefit of deductible differences and, if its more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2000, management has determined that it is more likely than not that $577,235 of the total deferred tax asset will be realized, and accordingly, has established a valuation allowance of $13,406.

The Company has a net operating loss for federal income tax purposes of $994,409 as of December 31, 2000. This net operating loss expires in the year 2020.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2000 and 1999 are as follows:

                                                        2000             1999
                                                        ----             ----

Tax expense at statutory rate                        $ (238,530)   $  (192,671)
State income tax, net of federal income tax benefit     (28,581)       (34,703)
Change in the deferred tax asset valuation allowance    (11,311)       (40,679)
Nondeductible items                                       7,057          2,062
                                                       ---------     ----------

  Income tax expense (benefit)                       $ (271,365)   $   (265,991)
                                                      ==========     ==========


NOTE 10 - LEASES

The Company leases a building that was converted to a branch site in Laurinburg, North Carolina from a third party. The Bank opened using the site as a branch in January 2001. The initial lease term is for a period of three years, with an option to buy the building at any time during the lease term. The commencement date of the lease was July 1, 1999 and expires on July 1, 2002. The monthly rental rate is $725 during the first year and $825 per month during the second and third year. The purchase price under the option to purchase is as follows:
$165,000 during the first year of the lease, $169,950 during the second year, and $175,048 during the third year. Rental expense for the years ended December 31, 2000 and 1999 was $9,300 and $4,200, respectively.

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - LEASES (CONTINUED)


Future minimum rent commitments under the noncancellable operating lease agreement at December 31, 2000 was as follows:

 2001                                         $   9,900
 2002                                             4,950
                                               --------

 Total                                        $  14,850
                                              =========


NOTE 11 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to related parties was $472,585 and $394,000 at December 31, 2000 and 1999. During 2000, $498,409 of
new loans were made to related parties and repayments totaled $419,824.

At December 31, 2000, the Company's consumer and other loans receivable includes auto loans of approximately $1,200,000 that have been guaranteed by a director.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2000, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.


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

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)


The following table summarizes the Bank's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2000 and 1999:

                                                 2000          1999
                                                 ----          ----

 Commitments to extend credit               $   508,898     $  759,991
 Standby letters of credit                            -         20,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Marlboro County and surrounding areas.


NOTE 14 - REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to total assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 2000 are also presented in the table.

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14 - REGULATORY MATTERS (CONTINUED)



The following table summarizes the capital amounts and ratios and the regulatory minimum requirements at December 31, 2000 and 1999 for the Bank.

                                                                                              TO BE WELL-
                                                                                             CAPITALIZED UNDER
                                                                           FOR CAPITAL      PROMPT CORRECTIVE
                                                       ACTUAL           ADEQUACY PURPOSES    ACTION PROVISIONS
                                                  -----------------     -----------------   -----------------
                                                  AMOUNT       RATIO    AMOUNT      RATIO   AMOUNT        RATIO
                                                  ------       -----    ------     ------   ------        -----

DECEMBER 31, 2000
 Total capital (to risk-weighted assets)       $ 3,903,472   34.72%  $899,342     8.00%  $ 1,124,178   10.00%
 Tier 1 capital (to risk-weighted assets)        3,761,196   33.46%   449,671     4.00%      674,507    6.00%
 Tier 1 capital (to average assets)              3,761,196   22.70%   662,741     4.00%      828,427    5.00%
 Tangible capital (to average assets)            3,761,196   22.70%   248,528     1.50%         N/A      N/A

DECEMBER 31, 1999
 Total capital (to risk-weighted assets)       $ 4,220,055   77.67%  $434,659     8.00%  $   543,324    10.00%
 Tier 1 capital (to risk-weighted assets)        4,177,746   76.89%   217,329     4.00%      325,994     6.00%
 Tier 1 capital (to average assets)              4,177,746   45.30%   368,908     4.00%      461,135     5.00%
 Tangible capital (to average assets)            4,177,746   45.30%   138,341     1.50%         N/A       N/A

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies less than $150,000,000 in consolidated assets.


NOTE 15 - UNUSED LINES OF CREDIT

As of December 31, 2000, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $1,250,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes.


NOTE 16 - STOCK COMPENSATION PLAN

On April 25, 2000, the shareholders approved the adoption of a stock incentive plan (2000 Stock Incentive Plan). The plan authorizes the grant to employees and directors of stock options for up to 84,560 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization so that the number of shares authorized shall at all times equal 15% of the outstanding shares of common stock. Under the plan, the Company may grant either incentive stock options, or nonqualified stock options. The Company may grant any or all of the 84,560 shares available under the plan as incentive stock options. The plan will be administered by the board of directors. The board will determine the employees and directors who will receive options and the number of shares that will be covered by their options. The board will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee's employment under various circumstances would terminate options granted under the plan to that person. The option price per share is an amount to be determined by the Board of Directors, but the option price per share will not be less than 100% of the fair market value per share on the date of grant.

At December 31, 2000, no options have been granted under the 2000 Stock Incentive Plan.

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - The carrying amount for loan commitments which are off-balance-sheet financial instruments, approximates the fair value since the obligations are typically based on current market rates.

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                                             2000                            1999
                                                   ---------------------------   ----------------------------

                                                  CARRYING     ESTIMATED FAIR    CARRYING     ESTIMATED FAIR
                                                  AMOUNT           VALUE          AMOUNT          VALUE
                                                  --------     --------------    --------     --------------

FINANCIAL ASSETS:
 Cash and due from banks                          $   396,900     $   396,900      $ 486,942     $   486,942
 Federal funds sold                                 1,730,000       1,730,000        470,000         470,000
 Securities available-for-sale                      3,361,612       3,361,612      4,114,867       4,114,867
 Loans                                             10,532,237      10,388,537      3,510,354       3,510,354
 Allowance for loan losses                           (142,276)       (142,276)       (42,309)        (42,309)
 Accrued interest receivable                          150,108         150,108         59,866          59,866

FINANCIAL LIABILITIES:
 Demand deposit, interest-bearing                 $ 2,513,180     $ 2,513,180    $ 1,549,987     $ 1,549,987
  transaction, and savings accounts
 Certificates of deposit and other time deposits   10,611,941      10,697,408      3,334,792       3,334,792
 Federal funds purchased                                    -               -        140,000         140,000
 Accrued interest payable                              91,018          91,018         26,762          26,762

                                                   NOTIONAL     ESTIMATED FAIR    NOTIONAL     ESTIMATED FAIR
                                                    AMOUNT           VALUE          AMOUNT          VALUE
                                                   --------     --------------    --------     --------------
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
 Commitments to extend credit                     $   508,898     $   508,898      $ 759,991     $   759,991
 Standby letters of credit                                  -               -         20,000          20,000

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - FIRST CAPITAL BANCSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for First Capital Bancshares, Inc. (Parent Company Only).

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                 2000            1999
                                                 ----            ----
 ASSETS
 Cash                                        $    19,371   $    13,360
 Federal funds sold                               30,000       470,000
 Securities available-for-sale                   400,000             -
 Investment in banking subsidiary              3,760,812     4,162,084
 Other assets                                     11,735             -


   Total assets                               $4,221,918   $ 4,645,444

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Other liabilities                            $      486   $     9,096

 Shareholders' equity                          4,221,432     4,636,348


   Total liabilities and shareholders' equity $4,221,918   $ 4,645,444
                                              ==========   ===========

                              STATEMENTS OF INCOME
           FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999, AND FOR THE
                  PERIOD DECEMBER 19, 1997 TO DECEMBER 31, 1998

                                                                           2000              1999              1998
                                                                           ----              ----              ----
 INCOME
 Interest on investment securities                                     $   23,535      $         -        $         -
 Interest on federal funds sold                                             6,814            8,561                  -
 Other interest income                                                          -           46,148                  -
 Other income                                                                   5            1,250                  -
                                                                       ----------      -----------        -----------
   Total income                                                            30,354           55,959                  -
                                                                       ----------      -----------        -----------
 EXPENSES

   Other expenses                                                          52,242           32,639            163,490
                                                                       ----------      -----------        -----------

 INCOME BEFORE INCOME TAXES AND EQUITY IN                                 (21,888)          23,320           (163,490)
  UNDISTRIBUTED EARNINGS (LOSSES) OF BANKING SUBSIDIARY

 Income tax expense (benefit)                                              (8,243)           9,096                  -

 Equity in undistributed earnings (losses) of banking subsidiary         (443,840)        (314,913)                 -
                                                                       ----------      -----------        -----------

 NET LOSS                                                              $ (430,195)    $   (300,689)       $  (163,490)
                                                                       ==========     ============        ===========

                         FIRST CAPITAL BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





NOTE 18 - FIRST CAPITAL BANCSHARES, INC. (PARENT COMPANY ONLY) (CONTINUED)


                            STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999, AND FOR THE
                  PERIOD DECEMBER 19, 1997 TO DECEMBER 31, 1998

                                                                    2000            1999         1998
                                                                    ----            ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                                $ (430,195)  $  (300,689)   $ (163,490)
 Adjustments to reconcile net income to net cash provided
   by operating activities:
 Equity in undistributed earnings (losses) of banking subsidiary     416,551       314,913             -
 Pre-opening expenses transferred to the Bank                              -       163,492             -
 (Increase) decrease in other assets                                 (11,735)       42,217       (42,217)
 Increase (decrease) in other liabilities                             (8,610)           96         9,000
                                                                   ---------      --------     ---------
   Net cash (used) provided by operating activities                  (33,989)      220,029      (196,707)
                                                                   ---------      --------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of securities available-for-sale                         (400,000)            -             -
                                                                   ---------      --------     ---------
   Net cash used by investing activities                            (400,000)            -             -
                                                                   ---------      --------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of common stock                                                  -     5,337,280       300,000
 Purchase of Bank's common stock                                           -    (4,656,150)
                                                                                                       -
 Costs of stock issuance                                                   -      (521,092)            -
                                                                   ---------      --------     ---------
   Net cash provided by financing activities                               -       160,038       300,000
                                                                   ---------      --------     ---------

INCREASE (DECREASE) IN CASH                                         (433,989)      380,067       103,293

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       483,360       103,293             -
                                                                   ---------      --------     ---------

CASH AND CASH EQUIVALENTS, ENDING OF PERIOD                        $  49,371   $   483,360    $  103,293
                                                                   =========      ========     =========

                         FIRST CAPITAL BANCSHARES, INC.
                                 CORPORATE DATA


                               BOARD OF DIRECTORS


NAME AND ADDRESS                          POSITION WITH COMPANY
-----------------                         ---------------------

Shoukath Ansari, M.D.
Bennettsville, SC                         Secretary and Director

Wylie F. Cartrette
McColl, SC                                Director

Robert G. Dowdy
Bennettsville, SC                         Director

Harry L. Howell, Jr.
Laurinburg, NC                            Director

Luther D. Hutchins
Bennettsville, SC                         Director

Charles O. Rivers
Bennettsville, SC                         Director and Chief Executive Officer

Paul F. Rush, M.D.
Laurinburg, NC                            Chairman and Director

Lee C. Shortt
Bennettsville, SC                         Director

                              FIRST CAPITAL BANK

                                 OFFICERS

NAME                                      POSITION
----                                      --------

Charles O. Rivers                         President and Chief Executive Officer

                                          Chief Financial Officer and
John M. Digby                             Principal Accounting Officer

                         FIRST CAPITAL BANCSHARES, INC.
                                 CORPORATE DATA

                                 ANNUAL MEETING:

The Annual Meeting of Shareholders of First Capital Bancshares, Inc. will be held at the Marlboro Electric Cooperative Meeting Room, 254 Highway 15/401 By Pass East, Bennettsville, South Carolina on Tuesday, May 15, 2001, at 2:00 p.m.

CORPORATE OFFICE:                          GENERAL COUNSEL:
----------------                           ---------------

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

STOCK INFORMATION:

The Common Stock of First Capital Bancshares, Inc. is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "FCPB.OB." The primary market maker of the Company's stock is Banc Stock Financial Services, Inc. There were approximately 480 shareholders of record on December 31, 2000.


COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED AT NO CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: JOHN M. DIGBY, CHIEF FINANCIAL OFFICER, FIRST CAPITAL BANCSHARES, INC., 207 HIGHWAY 15/401 BYPASS EAST, BENNETTSVILLE, SOUTH CAROLINA 29512.

THIS ANNUAL REPORT SERVES AS THE ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO PART 350 OF THE FEDERAL DEPOSIT INSURANCE CORPORATIONS RULES AND REGULATIONS. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE OFFICE OF THRIFT SUPERVISION.