Form 10KSB40, Exhibit 13
period 2001-12-31
FIRST CAPITAL BANCSHARES INC /SC/
filed 2002-03-29
CIK 1075705

EXHIBIT 13
                         PORTIONS OF 2001 ANNUAL REPORT
                               TO SHAREHOLDERS OF
                         FIRST CAPITAL BANCSHARES, INC.


This Annual Report to Shareholders may contain forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products and similar matters. All statements that are not historical facts are "forward-looking statements." Words such as "estimate," "project," "intend," "expect," "believe," "anticipate," "plan," and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with terms of the safe harbor, First Capital Bancshares, Inc., notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performances, development and results of the Company's business include, but are not limited to, the following: risks from changes in economic and industry conditions; changes in interest rates; risks inherent in making loans including repayment risks and value of collateral; dependence on senior management; and recently-enacted or proposed legislation. Statements contained in this filing regarding the demand for First Capital Bank's products and services, changing economic conditions, interest rates, consumer spending and numerous other factors may be forward-looking statements and are subject to uncertainties and risks.

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

                                     General

First Capital Bancshares, Inc., (the Company) is a savings and loan holding company headquartered in Bennettsville, South Carolina, organized to own all of the common stock of its subsidiary, First Capital Bank (the Bank). The Bank is a federally chartered savings bank. The Bank opened for business on September 27, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Marlboro County, South Carolina and Scotland County, North Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation. The Bank opened an office in Laurinburg, North Carolina in January 2001.

Organizing activities for the Company began in December 1997. Upon the completion of the application process with the Office of Thrift Supervision
(OTS) for a savings bank charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Company was ready to issue stock. To fund its initial operations, the Company sold 30,000 shares of common stock to its organizers at $10.00 per share. On March 30, 1999, the Company commenced an initial public offering of up to 720,000 shares of its common stock. The stock sale resulted in the issuance of 563,728 shares at a price of $10.00 per share. The offering resulted in capital totaling $5,116,188, net of selling expenses of $521,092.

The terrorist attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and the United States' subsequent response to these events exaccerbated a general economic slowdown that may adversely affect our banking business. Economic slowdowns or recessions in our primary market area may be accompanied by reduced demand for credit, decreasing interest margins and declining real estate values, which may in turn result in a decrease in net earnings and an increased possibility of potential loan losses in the event of default. Any sustained period of decreased economic activity, increased delinquencies, foreclosures or losses could limit our growth and negatively affect our results of operations. We cannot predict the extent or duration of these events or their effect upon our business and operations. We will, however, closely monitor the effect of these events upon our business, and make adjustments to our business strategy as we deem necessary.

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                              Results of Operations

Year ended December 31, 2001, compared with year ended December 31, 2000

Net interest income increased $197,882, or 32.24%, to $811,582 in 2001 from $613,700 in 2000. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $7,207,793, or 52.01%, due to continued growth in the loan portfolio. The primary components of interest income were interest on loans, including fees, of $1,466,246 and interest on securities available-for-sale of $134,740.

The Company's net interest spread and net interest margin were 3.10% and 3.85%, respectively, in 2001 compared to 2.90% and 4.44%, respectively, in 2000. The increase in net interest spread was primarily the result of management's efforts to increase loans which generally have relatively high interest rates as a percentage of total earning assets and to control interest rates during a declining interest rate environment. Yields on earning assets and rates on interest-bearing liabilities declined in 2001. Rates paid on earning assets decreased from 9.08% in 2000 to 8.25% in 2001. Rates paid on interest-bearing liabilities decreased from 6.18% in 2000 to 5.15% in 2001.

The provision for loan losses was $212,005 in 2001 compared to $109,781 in 2000. The Company increased the allowance for loan losses to a level management believes to be sufficient to cover known and inherent losses in the loan portfolio in view of the increase in the size of the loan portfolio and general weaknesses in the economy.

Noninterest income increased $183,701, or 207.56%, to $272,206 in 2001 from $88,505 in 2000. The increase is primarily a result of an increase in other service charges, commissions and fees of $82,786, to $89,874 for the year ended December 31, 2001. Of this increase, $65,564 was attributable to the reimbursement by our insurance company of legal fees stemming from the lawsuit brought against us by our former president. Noninterest income also increased as a result of the gain on the sale of securities totaling $55,622 in 2001. There were no gains on the sale of securities in 2000. In addition, service charges on deposit accounts increased from $60,534 for the year ended December 31, 2000 to $93,880 for the year ended December 31, 2001. This change is a result of an increase in deposit accounts over the two periods. Deposits at December 31, 2001 were $21,933,393 as compared to $13,125,121 at December 31, 2000.

Noninterest expense increased $171,485, or 13.25%, to $1,465,469 in 2001 from $1,293,984 in 2000. Salaries and employee benefits, the largest component of noninterest expense, increased $136,498, or 23.80%, to $710,072 in 2001 from $573,574 in 2000. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. Occupancy and furniture and equipment expense increased in 2001 as a result of opening the Laurinburg office in January. Other operating expenses decreased $15,445 to $548,350 for the year ended December 31, 2001. The Company's efficiency ratio was 142.53% in 2001 compared to 184.27% in 2000. The decrease is attributable to the increase in net interest income and noninterest income. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

The net loss was $377,069 in 2001 compared to a net loss of $430,195 in 2000. The decrease in net loss reflects our continued growth, as average-earning assets increased from $13,860,000 for the year ended December 31, 2000 to $21,068,000 for the year ended December 31, 2001. Return on average assets during 2001 was (1.68)% compared to (2.75)% during 2000, and return on average equity was (9.32)% during 2001 compared to (11.01)% during 2000.

A comparison between 2000 and 1999 is not relevant since the Bank was only open for business 3 months in 1999.

                               Net Interest Income

General. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. The yield on total interest earning assets less the rate on total interest bearing liabilities represents the Company's net interest rate spread. Net interest income divided by average interest-earning assets represents the Company's net interest margin.

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                         Net Interest Income (continued)

Average Balances, Income and Expenses and Rates. The following table sets forth, for the years indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the period indicated.

Average Balances, Income and Expenses and Rates

Year ended December 31,                                 2001                          2000                          1999
                                                        ----                          ----                          ----
                                            Average    Income/    Yield/    Average  Income/     Yield/   Average   Income/   Yield/
(Dollars in thousands)                     Balance    Expense      Rate    Balance   Expense     Rate     Balance  Expense     Rate
                                           -------    -------      ----    -------   -------     ----     -------  -------     ----
 Assets:
  Interest-earning Assets:
    Loans (1) ............................   $15,789    $1,466     9.29%    $ 8,721    $  878     10.07%    $  328     $ 32    9.76%
    Securities, taxable (2) ..............     2,185       135     6.17       4,067       307      7.56        795       58    7.29
    Federal funds sold and other .........     3,045       134     4.40       1,043        72      6.90      1,226       82    6.69
    Nonmarketable equity securities ......        49         3     5.59          29         2      5.74          -        -       -
                                             -------    ------              -------    ------               ------     ----
     Total earning assets ................    21,068     1,738     8.25      13,860     1,259      9.08      2,349      172    7.32
                                             -------    ------              -------    ------               -------    ----
    Cash and due from banks ..............       574                            424                          1,156
    Premises and equipment ...............       872                            828                            786
    Other assets .........................       858                            639                             43
    Allowance for loan losses ............      (222)                          (116)                           (16)
                                             -------                        -------                         -------
     Total assets ........................   $23,150                        $15,635                         $4,318
                                             =======                        =======                         ======

 Liabilities:
  Interest-bearing
   Liabilities:
    Interest-bearing
     transaction accounts ................   $  2,538       82     3.25%    $ 1,400         64     4.57%    $  145        4    2.76%
    Savings deposits .....................      1,710       57     3.34         810         34     4.20        100        4    4.00
    Time deposits ........................     13,460      780     5.79       8,047        536     6.66        633       38    6.00
    Other borrowings .....................        292        7     2.44         182         11     6.04        276       18    6.52
                                             --------   ------              -------    -------              ------     ----
     Total interest-bearing liabilities ..     18,000      926     5.15      10,439        645     6.18      1,154       64    5.55
                                             --------   ------              -------    -------              ------     ----
  Demand deposits                                 969                           750                            373
  Accrued interest and other liabilities .        134                           540                             60
  Shareholders' equity ...................      4,047                         3,906                          2,731
                                             --------                       -------                         ------
     Total liabilities and
      shareholders' equity ...............   $ 23,150                       $15,635                         $4,318
                                             ========                       =======                         ======

 Net interest spread .....................                         3.10%                           2.90%                       1.77%
 Net interest income .....................              $  812                         $   614                        $ 108
                                                        ======                         =======                        =====
 Net interest margin .....................                         3.85%                           4.44%                       4.60%

(1) The effect of fees collected on loans is not significant to the computations. Nonaccrual loans are not included in average balances on loans. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available for sale.

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                              Rate/Volume Analysis

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:


                                                      2001 compared to 2000                       2000 compared to 1999
                                                  Due to increase (decrease) in                Due to increase (decrease) in
 (Dollars in thousands)                        Volume(1)   Rate(1)  Volume/Rate  Total      Volume(1)  Rate(1)  Volume/Rate  Total
                                               ---------   -------  -----------  -----      ---------  -------  -----------  -----
Interest income:
   Loans ...................................   $   712    $   (68)   $   (56)   $   588    $   779    $    (3)   $    74    $   850
   Securities, taxable .....................      (142)       (57)        27       (172)        80          4        165        249
   Federal funds sold ......................       137        (26)       (49)        62        (46)       (27)       109         36
   Nonmarketable equity securities .........         1          -          -          1       (176)        45         85        (46)
                                               -------    -------    -------    -------    -------    -------    -------    -------
       Total interest income ...............       708       (151)       (78)       479        637         19        433      1,089
                                               -------    -------    -------    -------    -------    -------    -------    -------
Interest expense:
   Interest-bearing ........................       450        (95)       (70)       285        (94)       (34)       716        588
     deposits
   Other borrowings ........................       249         (7)      (246)        (4)       (65)       106        (48)        (7)
                                               -------    -------    -------    -------    -------    -------    -------    -------
       Total interest expense ..............       699       (102)      (316)       281       (159)        72        668        581
                                               -------    -------    -------    -------    -------    -------    -------    -------
         Net interest income ...............   $     9    $   (49)   $   238    $   198    $   796    $   (53)   $  (235)   $   508
                                               =======    =======    =======    =======    =======    =======    =======    =======

(1) Volume-rate changes have been allocated to each category based on the percentage of the total changes.

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

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                               Net Interest Income

The following table sets forth the Company's interest rate sensitivity at December 31, 2001.

Interest Sensitivity Analysis

                                                                                       After One           Greater
                                                       One          After Three          Year               Than
                                                      Through        Through             Through          Five Years
                                                       Three          Twelve              Five              or Non-
 (Dollars in thousands)                               Months         Months              Years            Sensitive         Total
                                                      ------         ------              -----            ---------         -----
Assets
Interest earning Assets
   Loans ....................................        $  9,145          $  1,317          $ 10,851          $  1,839        $ 23,152
   Securities ...............................               -                 -               404             1,470           1,874
   Federal funds sold .......................             801                 -                 -                 -             801
   Nonmarketable equity securities ..........             100                 -                 -                 -             100
                                                     --------          --------          --------          --------        --------
     Total earning assets ...................          10,046             1,317            11,255             3,309          25,927
                                                     --------          --------          --------          --------        --------

Liabilities
Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand deposits ........................           3,977                 -                 -                 -           3,977
     Savings deposits .......................           1,474                 -                 -                 -           1,474
     Time deposits ..........................           5,873             8,302               996                 -          15,171
                                                     --------          --------          --------          --------        --------
       Total interest-bearing deposits ......          11,324             8,302               996                 -          20,622
     Advances from FHLB .....................               -             2,000                 -                 -           2,000
                                                     --------          --------          --------          --------        --------
     Total interest-bearing liabilities .....          11,324            10,302               996                 -          22,622
                                                     --------          --------          --------          --------        --------
Period gap ..................................        $ (1,278)         $ (8,985)         $ 10,259          $  3,309
                                                     ========          ========          ========          ========
Cumulative gap ..............................        $ (1,278)         $(10,263)         $     (4)         $  3,305
                                                     ========          ========          ========          ========
Ratio of cumulative gap to total
 earning assets .............................           (4.93)%          (39.58)%           (0.02)%           12.75%


The previous table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds sold are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. However, the Company is not obligated to vary the rates paid on these deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Advances from the Federal Home Loan Bank are reflected at their contractual maturity dates.

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                         Net Interest Income (continued)

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive over all periods less than five years. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     Provision and Allowance for Loan Losses

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1.25% to 1.50% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the inherent losses in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the allowance during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of inherent losses in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

               Provision and Allowance for Loan Losses (continued)

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known risks and inherent losses in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system. Although real estate mortgage loans comprise the largest category of total loans, the relative risk associated with these loans is considered less than that of traditional commercial and consumer loans. Commercial and consumer loans are usually secured by collateral other than real estate and therefore contain a higher degree of risk. In the ordinary course of performing examinations of the Bank, federal regulators review the adequacy of the allowance and may require the Bank to make additions to the allowance.

The following table sets forth certain information with respect to the Company's allowance for loan losses for the years ended December 31, 2001, 2000 and 1999.

Allowance for Loan Losses

(Dollars in thousands)                                                                   2001              2000              1999
                                                                                         ----              ----              ----
Total loans outstanding at end of period .....................................          $23,152           $10,532           $ 3,510
                                                                                        =======           =======           =======
Average loans outstanding ....................................................          $15,789           $ 8,721           $   328
                                                                                        =======           =======           =======
Balance of allowance for loan losses at beginning of period ..................          $   142           $    42               $ -
Loans charged off:
   Commercial, financial and agricultural ....................................                -                 -                 -
   Real estate - mortgage ....................................................                -                 -                 -
   Consumer ..................................................................               12                10                 7
                                                                                        -------           -------           -------
     Total loan losses .......................................................               12                10                 7
                                                                                        -------           -------           -------
Recoveries of previous loan losses:
   Commercial, financial and agricultural ....................................                -                 -                 -
   Real estate - mortgage ....................................................                -                 -                 -
   Consumer ..................................................................                -                 -                 -
                                                                                        -------           -------           -------
     Total recoveries ........................................................                -                 -                 -
                                                                                        -------           -------           -------
Net charge-offs ..............................................................               12                10                 7
Provision for loan losses ....................................................              212               110                42
                                                                                        -------           -------           -------
Balance of allowance for loan losses at end of period ........................          $   342           $   142           $    42
                                                                                        =======           =======           =======

Allowance for loan losses to period end loans ................................             1.48%             1.35%             1.20%
Ratio of net chargeoffs to average loans .....................................             0.08%             0.11%               -%

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                              Nonperforming Assets

Nonperforming Assets. There were loans totaling $169,089 in nonaccrual status at December 31, 2001 and no loans in nonaccrual status at December 31, 2000. There were no loans past due ninety days or more and still accruing interest at December 31, 2001 or 2000. There were no restructured loans at December 31, 2001 or 2000.

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

Potential Problem Loans. At December 31, 2001, the Company had identified $264,727 in criticized loans and $103,123 in classified loans through its internal review mechanisms. At December 31, 2000, the Company had identified $1,783 in criticized loans and $248,739 in classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. Until a history is established, the overall objective of the Company has been to maintain the allowance for loan losses at approximately 1.25% to 1.50% of total loans to provide for inherent loan losses.

                         Noninterest Income and Expense

Noninterest Income. Noninterest income for the year ended December 31, 2001 was $272,206, an increase of $183,701 from $88,505 for the year ended December 31, 2000. The increase is primarily a result of an increase in other service charges, commissions and fees of $82,786, to $89,874 for the year ended December 31, 2001. Of this increase, $65,564 was attributable to the reimbursement by our insurance company of legal fees stemming from the lawsuit brought against us by our former president. Noninterest income also increased as a result of the gain on the sale of securities totaling $55,622 during the year ended December 31, 2001. There were no gains on the sale of securities in 2000. In addition, service charges on deposit accounts increased from $60,534 for the year ended December 31, 2000 to $93,880 for the year ended December 31, 2001. This change is a result of an increase in deposit accounts over the two periods. Deposits at December 31, 2001 were $21,933,393, as compared to $13,125,121 at December 31, 2000.

Noninterest income for the year ended December 31, 2000 totaled $88,505. The largest component of noninterest income for the year ended December 31, 2000, was service charges on deposit accounts which totaled $60,534. This amount included NSF and overdraft fees of $45,170.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2001, 2000 and 1999.

 (Dollars in thousands)                                 2001      2000      1999
                                                        ----      ----      ----
Service charges on deposit accounts ..............      $ 94      $ 60      $  4
Residental mortgage origination fees .............        16         6         2
Credit life insurance commissions ................        17        15         -
Gain on sales of securities ......................        56         -         -
Other income .....................................        89         7         2
                                                        ----      ----      ----
     Total noninterest income ....................      $272      $ 88      $  8
                                                        ====      ====      ====

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                   Noninterest Income and Expense (continued)

Noninterest Expense. Noninterest expense increased $171,485 or 13.25% to $1,465,469 for the year ended December 31, 2001. The opening of a second office in Laurinburg in January 2001 resulted in increased operating expenses. Occupancy expense increased $25,580 to $89,196 for the year ended December 31, 2001 when compared to 2000. Furniture and equipment expense increased $24,852 to $117,851 in 2001 from $92,999 in 2000. Salaries and employee benefits increased $136,498, or 23.80%, in 2001 from $573,574 in 2000. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. Other operating expenses decreased $15,445, or 2.74% to $548,350 in 2001 from $563,795 in 2000.

Salaries and employee benefits, the largest component of noninterest expense, were $573,574 for the year ended December 31, 2000. Other operating expenses totaled $563,795 for the year. The largest item in other operating expenses was professional fees which totaled $199,567.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2001, 2000 and 1999.


(Dollars in thousands)                            2001        2000         1999
                                                  ----        ----         ----
Salaries and employee benefits .............     $  710      $  573      $  339
Net occupancy expense ......................         89          63          34
Furniture and equipment expense ............        118          93          13
Office supplies, forms, and stationery .....         32          33          38
Data processing and supplies ...............        129         111          43
Professional fees and services .............        124         199          32
Telephone expenses .........................         25          19          11
Other ......................................        238         203         131
                                                 ------      ------      ------
     Total noninterest expense .............     $1,465      $1,294      $  641
                                                 ======      ======      ======

 Efficiency ratio ..........................     142.53%     184.27%     551.09%


                                 Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $15,789,000 in 2001 compared to $8,721,000 in 2000, an increase of $7,068,000 or 81.05%. At December 31, 2001, total loans were $23,152,227 compared to $10,532,237 at December 31, 2000.

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


Composition of Loan Portfolio
December 31,                                                           2001                                2000
                                                                       ----                                ----
(Dollars in thousands)                                       Amount         Percent of Total       Amount        Percent of Total
                                                             ------         ----------------       ------        ----------------
Commercial and industrial ......................           $  3,803               16.43%         $  1,440           13.67%
Real estate:
   Construction ................................              1,209                5.22               640            6.08
   Mortgage-residential ........................              6,553               28.30             2,768           26.28
   Mortgage-nonresidential .....................              6,523               28.17             2,566           24.36
   Consumer and other ..........................              5,064               21.88             3,118           29.61
                                                           --------              ------          --------          ------
      Total loans ..............................             23,152              100.00%           10,532          100.00%
                                                                                 ======                            ======
   Allowance for loan losses ...................               (342)                                 (142)
                                                           --------                            ----------
   Net loans ...................................           $ 22,810                            $   10,390
                                                           ========                            ==========


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

Residential   mortgage  loans  totaled  $6,553,000  at  December  31,  2001  and represented 28.30% of the total loan portfolio, compared to $2,768,000 at December 31, 2000. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $6,523,000 at December 31, 2001, compared to $2,566,000 at December 31, 2000. This represents an increase of $3,957,000 or 154.21% over the December 31, 2000 amount. The demand for residential and commercial real estate loans in the Bennettsville and Laurinburg markets has remained stable. The Company has been able to compete favorably for residential mortgage loans with other financial institutions by offering fixed rate products having three and five year call provisions.

The Company's loan portfolio is also comprised heavily of consumer loans. Consumer and other loans increased $1,946,000, or 62.41%, to $5,064,000 at December 31, 2001 from $3,118,000 at December 31, 2000.

The Company's loan portfolio reflects the diversity of its market. The Company's offices are located in Bennettsville in Marlboro County, South Carolina and in Laurinburg in Scotland County, North Carolina. The economies of these towns contain elements of medium and light manufacturing and distribution facilities. Management expects the area to remain stable with moderate growth in the future. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                           Earning Assets (continued)

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2001.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                                       Over One Year
December 31, 2001                                                     One Year or         Through          Over Five
 (Dollars in thousands)                                                  Less           Five Years           Years             Total
                                                                       ----------       ----------           -----             -----
Commercial and industrial ..................................           $ 2,908           $   544           $   351           $ 3,803
Real estate ................................................             6,231             6,699             1,355            14,285
Consumer and other .........................................             1,327             3,607               130             5,064
                                                                       -------           -------           -------           -------
                                                                       $10,466           $10,850           $ 1,836           $23,152
                                                                       -------           -------           -------           -------

Loans maturing after one year with:
    Fixed interest rates ...................................                                                                 $12,188
    Floating interest rates ................................                                                                     498
                                                                                                                             -------
                                                                                                                             $12,686
                                                                                                                             =======


The information presented in the preceding table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities available-for-sale averaged $2,185,000 in 2001, compared to $4,067,000 in 2000. At December 31,
2001, total securities available-for-sale were $1,874,051 compared to $3,361,612 at December 31, 2000. Nonmarketable equity securities, also included in investment securities represent the Company's investment in the stock of Federal Home Loan Bank. These securities are recorded at their original cost and totaled $100,000 and $33,100 at December 31, 2001 and 2000, respectively.

The following table sets forth the book value of the available-for-sale securities held by the Company at December 31, 2001 and 2000.

Book Value of Securities

December 31,                                                  2001         2000
                                                              ----         ----
(Dollars in thousands)
U.S. government agencies and corporations ............       $  400       $1,677
Mortgage backed securities ...........................        1,486        1,685
                                                             ------       ------

    Total securities available-for-sale ..............       $1,886       $3,362
                                                             ======       ======

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                           Earning Assets (continued)

The following table sets forth the scheduled maturities and weighted average yields of securities held at December 31, 2001.

Investment Securities Maturity Distribution and Yields

                                                                After One But
December 31, 2001                                            Within Five Years
                                                             -----------------
(Dollars in thousands)                                       Amount       Yield
                                                             ------       -----
U.S. government agencies
  and corporations (1) .............................         $404         4.74%
                                                             ----

Total securities available-for-sale ................         $404         4.74%
                                                             ====


(1) Excludes mortgage-backed securities totaling $1,470,176 with a yield of 5.89%, since mortgages can be called at anytime.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "--Net Interest Income-- Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $3,045,000 in 2001, compared to $1,043,000 in 2000. At December 31, 2001, federal funds sold totaled $801,000 compared to $1,730,000 at December 31, 2000. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                 Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $7,561,000, or 72.43%, to $18,000,000 in 2001, from $10,439,000 in 2000. Average interest-bearing deposits increased $7,451,000, or 72.64%, to $17,708,000 in 2001, from $10,257,000 in
2000. These increases resulted from increases in all categories of interest-bearing liabilities, primarily as a result of the continued growth of the Company.

Deposits. Average total deposits increased $7,670,000, or 69.68%, to $18,677,000 in 2001, from $11,007,000 in 2000. At December 31, 2001, total deposits were $21,933,393, compared to $13,125,121 a year earlier, an increase of 67.11%.

The following table sets forth our deposits by category at the dates indicated.

Deposits

December 31,                                                                      2001                              2000
                                                                                  ----                              ----
                                                                                         Percent of                       Percent of
(Dollars in thousands)                                                   Amount          Deposits          Amount          Deposits
                                                                         ------          --------          ------          --------
Demand deposit accounts ....................................           $ 1,312              5.9%         $   420               3.20%
NOW accounts ...............................................             3,977             18.13           1,228               9.35
Money market accounts ......................................             1,298              5.92             701               5.34
Savings accounts ...........................................               175              0.80             165               1.26
Time deposits less than $100,000 ...........................             9,186             41.88           6,947              52.93
Time deposits of $100,000 or over ..........................             5,985             27.29           3,664              27.92
                                                                       -------            ------         -------             ------
     Total deposits ........................................           $21,933            100.00%        $13,125             100.00%
                                                                       =======            ======         =======             ======

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $15,948,223 at December 31, 2001.

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

           Deposits and Other Interest-Bearing Liabilities (continued)

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 105.56% at December 31, 2001, and 80.24% at December 31, 2000. The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 2001, is set forth in the following table:

Maturities of Certificates of Deposit of $100,000 or More

                                                                                                 After Six
                                                                                   After Three    Through
                                                                   Within Three   Through Six      Twelve      After Twelve
(Dollars in thousands)                                                Months        Months         Months         Months      Total
                                                                      ------        ------         ------         ------      -----
Certificates of deposit of $100,000 or more ..................        $2,901        $2,563        $  208        $  313        $5,985

Approximately 48.47% of the Company's time deposits of $100,000 or more had scheduled maturities within three months, and 91.29% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Borrowed Funds

Borrowed funds consist of federal funds purchased, securities sold under agreements to repurchase and advances from the Federal Home Loan Bank. Average borrowed funds were $292,000 in 2001, compared to $182,000 in 2000. Borrowed funds consisted primarily of advances from the Federal Home Loan Bank, which averaged $257,534 in 2001. Advances from Federal Home Loan Bank totaled $2,000,000 at December 31, 2001.

Securities sold under agreements to repurchase mature on a one to seven day basis. Information concerning securities sold under agreements to repurchase at December 31, 2001 is summarized as follows:

(Dollars in thousands)                                                     2001
                                                                           ----
Average balance during the year ...............................          $   23

Average interest rate during the year .........................            1.37%

Maximum month-end balance during the year .....................               -


                                     Capital

Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). The capital standards also require core capital equal to at least 3% to 4% of adjusted total assets, depending on an institution's supervisory rating. Core capital generally consists of tangible capital.

The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital (as defined by regulation).

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                               Capital (continued)

The OTS is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. The OTS and FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risk-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

As of December 31, 2001, the most recent notifications from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The Bank is required to maintain certain risk-based and leverage ratios. The Bank exceeded these regulatory capital ratios at December 31, 2001 as set forth in the following table.

 (Dollars in thousands)                                               The Bank
                                                                      --------

Tier 1 capital .............................................         $    3,404
Tier 2 capital (1) .........................................                282
                                                                     ----------
    Total qualifying capital ...............................         $    3,686
                                                                     ==========

Risk-adjusted total assets
 (including off-balance-sheet exposures) ...................         $   22,579
                                                                     ==========

Tier 1 risk-based capital ratio ............................             15.08%
Total risk-based capital ratio .............................             16.32%
Tier 1 leverage ratio ......................................             15.43%
Tangible risk-based capital ratio ..........................             15.43%


(1) Limited to 1.25% of total risk-weighted assets.

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

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. Sources of liquidity include unused lines of credit to purchase federal funds from unrelated banks which totaled $1,250,000 at December 31, 2001. In addition, the Company has a line of credit with the Federal Home Loan Bank to borrow funds up to 10% of the Bank's total assets, which totaled $2,666,500 at December 31, 2001. The Bank had borrowed $2,000,000 on this line at December 31, 2001.

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                     Impact of Off-Balance-Sheet Instruments

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. We believe that through various sources of liquidity, we have the necessary resources to meet obligations arising from these financial instruments.

We use the same credit underwriting procedures for commitments to extend credit and standby letters of credit as we do for our on-balance-sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

We are not involved in off-balance sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or that could significantly impact earnings.

As of December 31, 2001 our commitments to extend credit totaled $1,135,952 and our standby letters of credit totaled $171,000.

The following table sets forth the Company's expiration of commitments by period as of December 31, 2001.

                                                                        Over One Year       Over Three        Over
(Dollars in thousands)                                  Within One         Through         Through Five       Five
Form of Commitment                                         Year          Three Years         Years            Years           Total
                                                           ----          -----------         -----            -----           -----
Lines of Credit ...............................           $  894           $   91           $   28           $  123           $1,136
Standby Letters of Credit .....................               81               90                -                -              171
                                                          ------           ------           ------           ------           ------

                                                          $  975           $  181           $   28           $  123           $1,307
                                                          ======           ======           ======           ======           ======

                         FIRST CAPITAL BANCSHARES, INC.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                               Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                    Accounting and Financial Reporting Issues

In July, 2001 the Financial Accounting Standards Board (FASB) issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company adopted SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued Statement (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

                              Industry Developments

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repealed the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also created a new "financial holding company" under the Bank Holding Company Act, which permits holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorized activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Bank faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

                         FIRST CAPITAL BANCSHARES, INC.

                        Consolidated Financial Statements

                     Years Ended December 31, 2001 and 2000

                                       and

                          Independent Auditors' Report

                         FIRST CAPITAL BANCSHARES, INC.












                                Table of Contents
                                                                       Page No.

Independent Auditors' Report................................................19
Consolidated Balance Sheets.................................................20
Consolidated Statements of Income...........................................21
Consolidated Statements of Changes in
 Shareholders' Equity and Comprehensive Income..............................22
Consolidated Statements of Cash Flows.......................................23
Notes to Consolidated Financial Statements...............................24-41

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226







                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
First Capital Bancshares, Inc.
Bennettsville, South Carolina


We have audited the accompanying consolidated balance sheets of First Capital Bancshares, Inc., as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years ended December 31, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bancshares, Inc., as of December 31, 2001 and 2000 and the results of its operations and cash flows for the years ended December 31, 2001, 2000, and 1999 in conformity with accounting principles generally accepted in the United States of America.





Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
March 6, 2002

                         FIRST CAPITAL BANCSHARES, INC.



                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

                                                                                                      2001                  2000
                                                                                                      ----                  ----
Assets:
  Cash and cash equivalents:
  Cash and due from banks ..............................................................         $    753,592          $    396,900
  Federal funds sold ...................................................................              801,000             1,730,000
                                                                                                 ------------          ------------
       Total cash and cash equivalents .................................................            1,554,592             2,126,900
                                                                                                 ------------          ------------

  Investment securities:
    Securities available-for-sale ......................................................            1,874,051             3,361,612
    Nonmarketable equity securities ....................................................              100,000                33,100
                                                                                                 ------------          ------------
       Total investment securities .....................................................            1,974,051             3,394,712
                                                                                                 ------------          ------------

  Loans receivable: ....................................................................           23,152,227            10,532,237
    Less allowance for loan losses .....................................................             (341,822)             (142,276)
                                                                                                 ------------          ------------
      Loans, net .......................................................................           22,810,405            10,389,961

  Premises, furniture and equipment, net ...............................................              501,291               842,031
  Accrued interest receivable ..........................................................              175,872               150,108
  Other assets .........................................................................              856,872               564,617
                                                                                                 ------------          ------------
       Total assets ....................................................................         $ 27,873,083          $ 17,468,329
                                                                                                 ============          ============

Liabilities:
  Deposits:
    Noninterest-bearing transaction accounts ...........................................         $  1,312,090          $    420,068
    Interest-bearing transaction accounts ..............................................            3,976,787             1,227,523
    Savings ............................................................................            1,473,805               865,589
    Time deposits $100,000 and over ....................................................            5,985,170             3,664,972
    Other time deposits ................................................................            9,185,541             6,946,969
                                                                                                 ------------          ------------
       Total deposits ..................................................................           21,933,393            13,125,121

  Advances from Federal Home Loan Bank .................................................            2,000,000                     -
  Accrued interest payable .............................................................               94,326                91,018
  Other liabilities ....................................................................                8,334                30,758
                                                                                                 ------------          ------------
       Total liabilities ...............................................................           24,036,053            13,246,897
                                                                                                 ------------          ------------

Commitments and Contingencies (Notes 13 and 14)

Shareholders' Equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized
    and unissued .......................................................................                    -                     -
  Common stock, $.01 par value, 10,000,000 shares authorized;
    563,728 shares issued and outstanding at December 31, 2001 and 2000 ................                5,637                 5,637
  Capital surplus ......................................................................            5,110,551             5,110,551
  Retained earnings (deficit) ..........................................................           (1,271,443)             (894,374)
  Accumulated other comprehensive income (loss) ........................................               (7,715)                 (382)
                                                                                                 ------------          ------------
       Total shareholders' equity ......................................................            3,837,030             4,221,432
                                                                                                 ------------          ------------

       Total liabilities and shareholders' equity ......................................         $ 27,873,083          $ 17,468,329
                                                                                                 ============          ============



The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.

                        Consolidated Statements of Income
              for the years ended December 31, 2001, 2000, and 1999

                                                                                  2001                 2000                1999
                                                                                  ----                 ----                ----
Interest income:
  Loans, including fees .............................................         $ 1,466,246          $   878,436          $    31,884
  Investment securities, taxable ....................................             134,740              307,334               58,313
  Nonmarketable equity securities ...................................               2,765                1,686
  Federal funds sold ................................................             117,562               71,408               35,391
  Other interest income .............................................              16,472                    -               46,148
                                                                              -----------          -----------          -----------
       Total ........................................................           1,737,785            1,258,864              171,736
                                                                              -----------          -----------          -----------

Interest expense:
  Time deposits $100,000 and over ...................................             322,148              199,851               19,869
  Other deposits ....................................................             596,931              433,534               25,855
  Federal funds purchased and securities sold
    under agreements to repurchase ..................................                 888               11,779                   77
  Other borrowings ..................................................               6,236                    -               18,159
                                                                              -----------          -----------          -----------
       Total ........................................................             926,203              645,164               63,960
                                                                              -----------          -----------          -----------

Net interest income .................................................             811,582              613,700              107,776

Provision for loan losses ...........................................             212,005              109,781               42,309
                                                                              -----------          -----------          -----------

Net interest income after provision for loan losses .................             599,577              503,919               65,467
                                                                              -----------          -----------          -----------

Other operating income:
  Service charges on deposit accounts ...............................              93,880               60,534                4,061
  Residential mortgage origination fees .............................              15,644                5,747                2,145
  Gain on sale of securities available-for-sale .....................              55,622                    -                    -
  Credit life insurance commissions .................................              17,186               15,136                    -
  Other service charges, commissions, and fees ......................              89,874                7,088                2,261
                                                                              -----------          -----------          -----------
       Total ........................................................             272,206               88,505                8,467
                                                                              -----------          -----------          -----------

Other operating expenses:
  Salaries and employee benefits ....................................             710,072              573,574              339,379
  Occupancy expense .................................................              89,196               63,616               33,523
  Furniture and equipment expense ...................................             117,851               92,999               13,485
  Other operating expenses ..........................................             548,350              563,795              254,227
                                                                              -----------          -----------          -----------
       Total ........................................................           1,465,469            1,293,984              640,614
                                                                              -----------          -----------          -----------

Income (loss) before income taxes ...................................            (593,686)            (701,560)            (566,680)

Income tax benefit ..................................................            (216,617)            (271,365)            (265,991)
                                                                              -----------          -----------          -----------

Net loss ............................................................         $  (377,069)         $  (430,195)         $  (300,689)
                                                                              ===========          ===========          ===========

Earnings (losses) per share
Basic earnings (losses) per share ...................................         $     (0.67)         $     (0.76)         $     (0.53)
Diluted earnings (losses) per share .................................         $     (0.67)         $     (0.76)         $     (0.53)


The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.

         Consolidated Statements of Changes in Shareholders' Equity and
                Comprehensive Income for the years ended December
                            31, 2001, 2000, and 1999

                                                                                         Retained       Accumulated
                                               Common Stock                              Retained         Other
                                               ------------             Capital          Earnings      Comprehensive
                                            Shares       Amount         Surplus         (Deficit)         Income           Total
                                            ------       ------         -------         ---------         ------           -----
 Balance, December 31, 1998 ...........     30,000      $   300        $ 299,700       $ (163,490)        $      -     $   136,510

 Issuance of common stock .............    533,728        5,337        5,331,943                                         5,337,280

 Cost of common stock issuance ........                                 (521,092)                                         (521,092)

 Net loss .............................                                                  (300,689)                        (300,689)

 Other comprehensive income,
    net of tax benefit of $8,067 ......                                                                    (15,661)        (15,661)
                                                                                                                       -----------

 Comprehensive income .................                                                                                   (316,350)
                                           -------      -------      -----------     ------------         --------      ----------

 Balance, December 31, 1999 ...........    563,728        5,637        5,110,551         (464,179)         (15,661)      4,636,348

 Net loss                                                                                (430,195)                        (430,195)

 Other comprehensive income,
    net of tax expense of $7,871 ......                                                                     15,279          15,279
                                                                                                                       -----------

 Comprehensive income .................                                                                                   (414,916)
                                           -------      -------      -----------      ------------        --------      ----------

 Balance, December 31, 2000 ...........    563,728        5,637        5,110,551         (894,374)            (382)      4,221,432

 Net loss .............................                                                  (377,069)                        (377,069)

 Other comprehensive income,
    net of tax benefit of $4,333 ......                                                                     (7,333)         (7,333)
                                                                                                                       -----------

 Comprehensive income .................                                                                                   (384,402)
                                          -------       -------      -----------     ------------         --------     -----------

 Balance, December 31, 2001 ...........   563,728       $ 5,637      $ 5,110,551     $ (1,271,443)        $ (7,715)    $ 3,837,030
                                          =======       =======      ===========     ============         ========     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.

                      Consolidated Statements of Cash Flows
              for the years ended December 31, 2001, 2000, and 1999

                                                                                      2001               2000               1999
                                                                                      ----               ----               ----
Cash flows from operating activities:
  Net income (loss) .......................................................      $   (377,069)      $   (430,195)      $   (300,689)
  Adjustments to reconcile net income to net cash
     used by operating activities:
   Provision for possible loan losses .....................................           212,005            109,781             42,309
   Depreciation and amortization expense ..................................           107,350             94,692             21,013
   Accretion and premium amortization .....................................            (1,075)            (6,207)            (1,366)
   Gain on sale of securities available-for-sale ..........................           (55,622)                 -                  -
   Deferred income tax provision (benefit) ................................          (216,617)          (263,956)          (274,253)
   Increase in accrued interest receivable ................................           (25,764)           (90,242)           (59,866)
   Increase in accrued interest payable ...................................             3,308             64,256             26,762
   (Increase) decrease in other assets ....................................           (71,305)           (25,278)            41,283
   Increase (decrease) in other liabilities ...............................           (22,424)            21,647                111
                                                                                 ------------       ------------       ------------
     Net cash used by operating activities ................................          (447,213)          (525,502)          (504,696)
                                                                                 ------------       ------------       ------------

Cash flows from investing activities:
   Purchases of securities available-for-sale .............................        (3,144,330)          (400,000)        (4,190,782)
   Maturities of securities available-for-sale ............................         1,676,298          1,182,612             53,553
   Proceeds from sale of securities available-for-sale ....................         3,000,624                  -                  -
   Net increase in loans to customers .....................................       (13,301,880)        (7,031,697)        (3,510,354)
   Purchase of premises and equipment .....................................          (166,932)          (138,947)          (818,789)
   Proceeds from sale of premises and equipment ...........................         1,069,753                  -                  -
   Purchase of Federal Home Loan Bank stock ...............................           (66,900)           (16,400)           (16,700)
                                                                                 ------------       ------------       ------------
     Net cash used by investing activities ................................       (10,933,367)        (6,404,432)        (8,483,072)
                                                                                 ------------       ------------       ------------

Cash flows from financing activities:
  Net increase in demand deposits,
    interest-bearing transaction accounts and
    savings accounts ......................................................         4,249,502            963,193          1,549,987
  Net increase in certificates of deposit and other time deposits .........         4,558,770          7,277,149          3,334,792
  Advances from Federal Home Loan Bank ....................................         2,000,000                  -                  -
  Net increase (decrease) in federal funds purchased ......................                 -           (140,000)           140,000
  Issuance of common stock, net of direct costs ...........................                 -                  -          4,816,188
                                                                                 ------------       ------------       ------------
     Net cash provided by financing activities ............................        10,808,272          8,100,342          9,840,967
                                                                                 ------------       ------------       ------------

Net increase (decrease) in cash and cash equivalents ......................          (572,308)         1,170,408            853,199

Cash and cash equivalents, beginning of period ............................         2,126,900            956,492            103,293
                                                                                 ------------       ------------       ------------

Cash and cash equivalents, end of period ..................................      $  1,554,592       $  2,126,900       $    956,492
                                                                                 ============       ============       ============

The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation - First Capital Bancshares, Inc., (the Company) was incorporated on December 19, 1997 to organize and own all of the common stock of First Capital Bank (the Bank). First Capital Bank, a savings bank, opened for business on September 27, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Marlboro County, South Carolina and Scotland County, North Carolina. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation.

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

Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located within Marlboro County, South Carolina and Scotland County, North Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending in which the Company engages are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

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

Nonmarketable Equity Securities - Nonmarketable equity securities represent the Company's investment in the stock of the Federal Home Loan Bank. The stock is carried at cost because it has no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on Federal Home Loan Bank stock are included as a separate line item in interest income. At December 31, 2001 and 2000, the investment in Federal Home Loan Bank stock was $100,000 and $33,100, respectively.

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

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known risks and inherent losses in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current, and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged-off are added to the allowance.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on estimated useful lives for furniture and equipment of 5 to 10 years. Leasehold improvements are amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

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

Retirement Plan - The Company has a contributory 401(k) plan covering substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. The Company waived its option of matching employee contributions in 2001, 2000, and 1999.

Stock Compensation Plans - Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. See Note 17.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company are determined using the treasury stock method.

Statements of Cash Flows - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

During 2001, 2000, and 1999 interest paid on deposits and other borrowings totaled $922,895, $580,908, and $37,198, respectively.

The Company made income tax payments of $2,450 during the year ended December 31, 2000. There were no tax payments for the years ended December 31, 2001 or 1999.

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

The components of other comprehensive income and related tax effects are as follows:

                                                                                                    Years Ended December 31,
                                                                                                    ------------------------
                                                                                              2001            2000            1999
                                                                                              ----            ----            ----

Unrealized gains (losses) on available-for-sale securities .........................       $ 43,956        $ 23,150        $(23,728)
Reclassification adjustment for (gains) losses realized in net income ..............        (55,622)              -               -
                                                                                           --------        --------        --------

Net unrealized gains (losses) on securities ........................................        (11,666)         23,150         (23,728)

Tax effect .........................................................................          4,333          (7,871)          8,067
                                                                                           --------        --------        --------

Net-of-tax amount ..................................................................       $ (7,333)       $ 15,279        $(15,661)
                                                                                           ========        ========        ========


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

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements - In July, 2001 the Financial Accounting Standards Board (FASB) issued SFAS 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company adopted SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued Statement (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS No. 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

Reclassifications - Certain captions and amounts in the 2000 and 1999 financial statements were reclassified to conform with the 2001 presentation.


NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required to maintain cash balances with The Bankers Bank sufficient to cover all cash letter transactions. At December 31, 2001, the requirement was met by the cash balance in the account and by the line available for federal funds.


NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2001 and 2000 were:

                                                                                           Gross Unrealized
                                                                     Amortized             ----------------               Estimated
                                                                       Cost              Gains          Losses            Fair Value
                                                                       ----              -----          ------            ----------
December 31, 2001
U.S. government agencies and corporations ..................        $  400,000        $    3,875        $        -        $  403,875
Mortgage-backed securities .................................         1,486,297                 -            16,121         1,470,176
                                                                    ----------        ----------        ----------        ----------
                                                                    $1,886,297        $    3,875        $   16,121        $1,874,051
                                                                    ==========        ==========        ==========        ==========
December 31, 2000
U.S. government agencies and corporations ..................        $3,362,192        $   17,674        $   18,254        $3,361,612
                                                                    ==========        ==========        ==========        ==========

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (continued)

For the year ended December 31, 2001, proceeds from sales of securities available-for-sale totaled $3,000,624. Gross realized gains totaled $55,622. There were no gross realized losses. There were no sales of securities in 2000.

The following is a summary of maturities of securities available-for-sale as of December 31, 2001. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                            Securities
                                                         Available-For-Sale
                                                         ------------------
                                                     Amortized    Estimated Fair
                                                       Cost          Value
                                                     ----------     ----------
Due after one year but within five years .........   $  400,000     $  403,875
Mortgage-backed securities .......................    1,486,297      1,470,176
                                                     ----------     ----------

    Total ........................................   $1,886,297     $1,874,051
                                                     ==========     ==========


At December 31, 2001 and 2000, securities having an amortized cost of $1,149,711 and $347,957 and an estimated market value of $1,151,210 and $349,008, respectively, were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.


NOTE 4 - LOANS

Major classifications of loans receivable at December 31, 2001 and 2000 are summarized as follows:

                                                            December 31,
                                                            ------------
                                                       2001               2000
                                                       ----               ----
Real estate - construction ...............        $ 1,208,616        $   640,100
Real estate - mortgage ...................         13,076,593          5,333,919
Commercial and industrial ................          3,802,652          1,439,724
Consumer and other .......................          5,064,366          3,118,494
                                                  -----------        -----------

    Total gross loans ....................        $23,152,227        $10,532,237
                                                  ===========        ===========


Transactions in the allowance for loan losses for the years ended December 31, 2001, 2000, and 1999 are summarized below:

                                                2001        2000         1999
                                                ----        ----         ----
Balance, beginning of year ...............   $ 142,276    $  42,309    $       -
Provision charged to operations ..........     212,005      109,781       42,309
Recoveries on loans previously charged-off           -            -            -
Loans charged-off ........................     (12,459)      (9,814)           -
                                             ---------    ---------    ---------

Balance, end of year .....................   $ 341,822    $ 142,276    $  42,309
                                             =========    =========    =========


There were loans totaling $169,089 in nonaccrual status at December 31, 2001. There were no loans past due ninety days or more and still accruing interest at December 31, 2001. There were no loans in nonaccrual status and no loans past due ninety days or more at December 31, 2000.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 4 - LOANS (continued)

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Marlboro County, South Carolina, and Scotland County, North Carolina, and surrounding areas.


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2001 and 2000:

                                                           2001           2000
                                                           ----           ----
Land and improvements ............................      $       -       $170,073
Buildings and leasehold improvements .............        183,534        361,931
Furniture and equipment ..........................        527,352        404,444
Construction in progress .........................              -         17,202
                                                         --------       --------
     Total .......................................        710,886        953,650
Less, accumulated depreciation ...................        209,595        111,619
                                                         --------       --------

     Premises and equipment, net .................       $501,291       $842,031
                                                         ========       ========

During 2001, the Company sold the building and land in Bennettsville originally acquired to be the permanent banking facility to an unaffiliated third party. The sales price of $546,810 was equivalent to the Company's basis in the property which was also the fair market value of the property at the time of the sale. Consequently, no gain or loss was recognized on the transaction. The Company financed this purchase for the borrower under terms normally made in the ordinary course of business. The Company leases a portion of this building. See
Note 11.

Also in 2001, the Company acquired and subsequently sold the building to be used as the permanent facility in Laurinburg to an unaffiliated third party. The sales price of $522,943 was equivalent to the Company's basis in the property which was also the fair market value of the property at the time of the sale. Consequently, no gain or loss was recognized on the transaction. The Company also financed this purchase for the borrower under terms normally made in the ordinary course of business. The Company leases this building. See Note 11.

NOTE 6 - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 was $5,985,170.

At December 31, 2001, the scheduled maturities of certificates of deposit were as follows:

Maturing In                                                             Amount
-----------                                                             ------
2002                                                                 $14,174,886
2003                                                                     369,167
2004                                                                     417,027
2005                                                                      42,317
2006                                                                     167,314
                                                                     -----------

Total                                                                $15,170,711
                                                                     ===========

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank totaled $2,000,000 at December 31, 2001. The fixed rate advance bears an interest rate of 2.40% and matures on November 15, 2002. The advance is secured by specific one to four family residential mortgage loans totaling $2,734,669 at December 31, 2001 and by the Company's stock in the Federal Home Loan Bank.


NOTE 8 - SHAREHOLDERS' EQUITY

Dividends paid by the Bank are the primary source of funds available to the Company. OTS regulations limit the amount of dividends which the Bank may pay without obtaining prior regulatory approval. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. At December 31, 2001, total shareholders' equity of the Bank was $3,395,912 and was not available for dividends.


NOTE 9 - OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 2001, 2000, and 1999 are summarized below:

                                                  2001        2000        1999
                                                  ----        ----        ----
Professional fees ..........................    $124,236    $199,567    $ 32,324
Telephone expenses .........................      25,546      19,690      11,364
Office supplies, forms, and stationery .....      31,640      32,691      37,792
Data processing ............................     128,515     111,361      43,381
Insurance ..................................      34,014      32,777       2,147
Advertising and marketing ..................      23,000      13,794       6,669
Other ......................................     181,399     155,601     120,550
                                                --------    --------    --------

     Total .................................    $548,350    $565,481    $254,227
                                                ========    ========    ========

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 10 - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2001, 2000, and 1999 are summarized as follows:

                                                                                2001                  2000                   1999
                                                                                ----                  ----                   ----
Currently payable:
  Federal ........................................................           $        -             $       -             $       -
  State ..........................................................                    -                     -                 2,450
                                                                                                                          ---------
     Total current ...............................................                    -                     -                 2,450
                                                                                                                          ---------
Change in deferred income taxes:
  Federal ........................................................             (202,549)             (221,371)             (232,871)
  State ..........................................................              (18,401)              (42,123)              (43,637)
                                                                                                                          ---------
     Total deferred ..............................................             (220,950)             (263,494)             (276,508)
                                                                                                                          ---------

Income tax expense ...............................................            $(220,950)            $(263,494)            $(274,058)
                                                                              =========             =========             =========

Income tax expense is allocated as follows:
  To continuing operations .......................................            $(216,617)            $(271,365)            $(265,991)
  To shareholders' equity ........................................               (4,333)                7,871                (8,067)
                                                                                                                          ---------

     Income tax expense ..........................................            $(220,950)            $(263,494)            $(274,058)
                                                                              =========             =========             =========


The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 are as follows:

                                                       2001              2000
                                                       ----              ----
Deferred tax assets:
   Allowance for loan losses .................       $ 132,543        $  55,058
   Net operating loss carryforward ...........         590,825          381,724
   Organization costs ........................         111,954          152,665
   Available-for-sale securities .............           4,530              197
   Contribution carryforward .................           2,523              997
   Nonaccrual of interest ....................           3,163                -
                                                     ---------        ---------
      Total deferred tax assets ..............         845,538          590,641
Less, valuation allowance ....................         (33,549)         (13,406)
                                                     ---------        ---------
      Net deferred tax assets ................         811,989          577,235

Deferred tax liabilities:
   Accumulated depreciation ..................          51,036           37,232
                                                     ---------        ---------

      Net deferred tax asset .................       $ 760,953        $ 540,003
                                                     =========        =========

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 10 - INCOME TAXES (continued)

Deferred tax assets represent the future tax benefit of deductible differences and, if its more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2001, management has determined that it is more likely than not that $811,989 of the total deferred tax asset will be realized, and accordingly, has established a valuation allowance of $33,549.

The Company has a net operating loss for federal income tax purposes of $1,463,429 as of December 31, 2001. This net operating loss expires in the year 2020.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2001, 2000, and 1999 is presented below:

                                                                                     2001                2000               1999
                                                                                     ----                ----               ----
Tax expense at statutory rate ..........................................          $(201,853)          $(238,530)          $(192,671)
State income tax, net of federal income tax benefit ....................            (34,907)            (28,581)            (34,703)
Change in the deferred tax asset valuation allowance ...................             20,143             (11,311)            (40,679)
Nondeductible items ....................................................                  -               7,057               2,062
                                                                                  ---------           ---------           ---------

    Income tax benefit .................................................          $(216,617)          $(271,365)          $(265,991)
                                                                                  =========           =========           =========



NOTE 11 - LEASES

As discussed in Note 5, the Company began leasing from an unaffiliated third party a portion of the building originally acquired to be the permanent banking facility in Bennettsville in 2001. The lease agreement is for a term of ten years, beginning October 1, 2001 and ending September 30, 2011. The Company has the right to exercise two successive options to renew the lease for five years each. The monthly rental rate is $3,175. Rental expense for the year ending December 31, 2001 was $9,525.

As discussed in Note 5, the Company entered into a ten year lease agreement with an unaffiliated third party for the Laurinburg banking facility. The initial lease term began December 1, 2001 and expires on November 30, 2011. The Company has the right to exercise two successive options to renew the lease for five years each. The monthly rental rate for the first five years is $3,500 per month, and the rental rate for the second five years is $3,600 per month. Rental expense for the year ending December 31, 2001 was $3,500.

The Company entered into a lease agreement for a loan production facility in McColl, South Carolina with the mother of the loan officer that manages this facility. The initial lease term is for a period of one year and expires December 31, 2002. The lease term will automatically be extended on a month-to-month basis after December 31, 2002. The monthly rental rate will be $300.

The Company also leases a building formerly used as a branch site in Laurinburg, from a third party. The initial lease term is for a period of three years, with an option to buy the building at any time during the lease term. The commencement date of the lease was July 1, 1999, and the lease expires on July 1, 2002. The monthly rental rate is $725 during the first year and $825 per month during the second and third years. The Company does not anticipate renewing the lease after July 1, 2002. Rental expense for the years ended December 31, 2001, 2000 and 1999 was $9,900, $9,300 and $4,200, respectively.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 11 - LEASES (continued)

Future minimum rent commitments under the noncancellable operating lease agreements at December 31, 2001 was as follows:

2002                                                                    $ 88,650
2003                                                                      80,100
2004                                                                      80,100
2005                                                                      80,100
2006                                                                      80,200
----                                                                    --------

Total                                                                   $409,150
                                                                        ========



NOTE 12 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans to related parties was $747,534 and $472,789 at December 31, 2001 and 2000. During 2001, $368,960 of
new loans were made to related parties and repayments totaled $94,215.

At December 31, 2001, the Company's consumer and other loans receivable includes auto loans of approximately $652,482 that have been guaranteed by a director.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2001, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk as of December 31, 2001 and 2000:

                                                       2001              2000
                                                       ----              ----
Commitments to extend credit ...............        $1,135,952        $  508,898
Standby letters of credit ..................           171,000                 -



NOTE 15 - REGULATORY MATTERS

The  Company  (on a  consolidated  basis)  and the Bank are  subject  to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to total assets (as defined). Management believes, as of December 31, 2001, that the Bank met all capital adequacy requirements to which it is subject.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 15 - REGULATORY MATTERS (continued)

As of December 31, 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of December 31, 2001 are also presented in the table.

The following table summarizes the capital amounts and ratios and the regulatory minimum requirements at December 31, 2001 and 2000 for the Bank.

                                                                                                                     To Be Well-
                                                                                                                  Capitalized Under
                                                                                           For Capital            Prompt Corrective
                                                                      Actual            Adequacy Purposes        Action Provisions
                                                                      ------            -----------------        -----------------
                                                                Amount       Ratio      Amount       Ratio        Amount       Ratio
                                                                ------       -----      ------       -----        ------       -----
December 31, 2001
  Total capital (to risk-weighted assets) .............     $3,685,728      16.32%   $1,806,320      8.00%   $2,336,047      10.00%
  Tier 1 capital (to risk-weighted assets) ............      3,403,628      15.08%      903,160      4.00%    1,401,628       6.00%
  Tier 1 capital (to average assets) ..................      3,403,628      15.43%      882,400      4.00%    1,103,000       5.00%
  Tangible capital (to average assets) ................      3,403,628      15.43%      330,900      1.50%          N/A        N/A

December 31, 2000
  Total capital (to risk-weighted assets) .............     $3,903,472      34.72%   $  899,342      8.00%   $1,124,178      10.00%
  Tier 1 capital (to risk-weighted assets) ............      3,761,196      33.46%      449,671      4.00%      674,507       6.00%
  Tier 1 capital (to average assets) ..................      3,761,196      22.70%      662,741      4.00%      828,427       5.00%
  Tangible capital (to average assets) ................      3,761,196      22.70%      248,528      1.50%          N/A        N/A

NOTE 16 - UNUSED LINES OF CREDIT

As of December 31, 2001, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $1,250,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. In addition, the Company has a line of credit with the Federal Home Loan Bank to borrow funds up to 10% of the Bank's total assets, which totaled $2,666,500 as of December 31, 2001. As of December 31, 2001, the Bank had borrowed $2,000,000 on this line.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 17 - STOCK COMPENSATION PLAN

On April 25, 2000, the shareholders approved the adoption of a stock incentive plan (2000 Stock Incentive Plan). The plan authorizes the grant to employees and directors of stock options for up to 84,560 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization so that the number of shares authorized shall at all times equal 15% of the outstanding shares of common stock. Under the plan, the Company may grant either incentive stock options or nonqualified stock options. The Company may grant any or all of the 84,560 shares available under the plan as incentive stock options. The plan will be administered by the Board of Directors. The Board will determine the employees and directors who will receive options and the number of shares that will be covered by their options. The Board will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee's employment under various circumstances would terminate options granted under the plan to that person. The option price per share is an amount to be determined by the Board of Directors, but the option price per share will not be less than 100% of the fair market value per share on the date of grant.

At December 31, 2001, no options had been granted under the 2001 Stock Incentive Plan.

Also, under the terms of an employment agreement with the Company's Chief Executive Officer (CEO), certain stock options were granted to him as part of his compensation and benefits package. Under the agreement, the CEO is entitled to 1,000 stock options per year for a total of 5,000 options based on the achievement of specific goals and criteria. Each grant of 1,000 options will vest on January 1 of the year following the year for which the award was earned. In addition, the agreement required the Company to grant options to purchase an additional 30,000 shares of common stock at an exercise price of $7.80 per share. The agreement states that the shares will vest at a rate of 20% on each of the first five anniversaries of the date the CEO commenced employment with the Company (August 31, 2000).

At December 31, 2001, 30,000 options had been granted under the terms of the employment agreement with the CEO.

The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income (loss) and earnings (losses) per share for the year ended December 31, 2001, would have been reduced to the pro forma amounts indicated below:

                                                                         2001
                                                                         ----
Net income (loss):
  As reported ............................................          $  (377,069)
  Pro forma ..............................................             (405,358)

Basic earnings (losses) per share:
  As reported ............................................          $     (0.67)
  Pro forma ..............................................                (0.72)

Diluted earnings (losses) per share:
  As reported ............................................          $     (0.67)
  Pro forma ..............................................                (0.72)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001: dividend yield of 0 percent; expected volatility of 44 percent; risk-free interest rates of 4.71%; and an expected life of 5 years. There were no options granted in 2000 or 1999.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 17 - STOCK COMPENSATION PLAN (continued)

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2001 was $3.54.

A summary of the status of the Company's stock option plan (including options to the CEO) as of December 31, 2001, and changes during the year is presented below:

                                                                    2001
                                                                    ----
                                                                        Weighted
                                                                         Average
                                                                        Exercise
                                                           Options       Price
                                                           -------       -----
Outstanding at beginning of year ..................              -       $     -
Granted ...........................................         30,000          7.80
Exercised .........................................              -             -
Cancelled .........................................              -             -
                                                            ------

Outstanding
 at ending of year ................................         30,000       $  7.80
                                                            ======

Options exercisable at December 31, 2001, were 6,000.

At  December  31,  2001,  the   outstanding   stock  options,   including  those
exercisable, had a weighted average remaining life of 3.83 years. All stock options that have been issued have an exercisable price of $7.80.


NOTE 18 - EARNINGS PER SHARE

Net income per share - basic is computed by dividing net income by the weighted-average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. There were no dilutive common share equivalents outstanding during 2001, 2000, or 1999 due to the net loss; therefore, basic earnings per share and diluted earnings per share were the same.

                                                                                    2001                 2000               1999
                                                                                    ----                 ----               ----
Net income (loss) per share - basic computation:

Net income (loss) available to common shareholders ...................          $ (377,069)          $ (430,195)          $(300,689)
                                                                                ==========           ==========           =========

Average common shares outstanding - basic ............................             563,728              563,728             563,728
                                                                                ==========           ==========           =========

Net income (loss) per share - basic ..................................          $    (0.67)          $    (0.76)          $   (0.53)
                                                                                ==========           ==========           =========

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Investment Securities - The fair values of securities available-for-sale equal the carrying amounts which are the quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying values of nonmarketable equity securities approximate the fair value since no ready market exists for the stocks.

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

Deposits - The fair values of demand deposits, savings, and money market accounts are the amounts payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Advances from Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the Federal Home Loan Bank.

Accrued  Interest   Receivable  and  Payable  -  The  carrying  value  of  these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet   Financial   Instruments  -  The  carrying  amount  for  loan
commitments which are off-balance-sheet financial instruments approximates the fair value since the obligations are typically based on current market rates.

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

                                                                              2001                               2000
                                                                              ----                               ----
                                                                     Carrying     Estimated Fair       Carrying       Estimated Fair
                                                                      Amount           Value            Amount            Value
                                                                      ------           -----            ------            -----
Financial Assets:
   Cash and due from banks .................................     $    753,592      $    753,592      $    396,900      $    396,900
   Federal funds sold ......................................          801,000           801,000         1,730,000         1,730,000
   Securities available-for-sale ...........................        1,874,051         1,874,051         3,361,612         3,361,612
   Nonmarketable equity securities .........................          100,000           100,000            33,100            33,100
   Loans ...................................................       23,152,227        23,322,269        10,532,237        10,388,537
   Allowance for loan losses ...............................         (341,822)         (341,822)         (142,276)         (142,276)
   Accrued interest receivable .............................          175,872           175,872           150,108           150,108

Financial Liabilities:
   Demand deposit, interest-bearing ........................     $  6,762,682      $  6,762,682      $  2,513,180      $  2,513,180
    transaction, and savings accounts
   Certificates of deposit and other time deposits .........       15,170,711        15,250,861        10,611,941        10,697,408
   Advances from Federal Home Loan Bank ....................        2,000,000         1,983,827                 -                 -
   Accrued interest payable ................................           94,326            94,326            91,018            91,018

                                                                     Notional     Estimated Fair        Notional     Estimated Fair
                                                                      Amount           Value             Amount            Value
                                                                      ------           -----             ------            -----

Off-Balance Sheet Financial Instruments:
   Commitments to extend credit ............................     $  1,135,952      $  1,135,952      $    508,898      $    508,898
   Standby letters of credit ...............................          171,000           171,000                 -                 -

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 20 - FIRST CAPITAL BANCSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for First Capital Bancshares, Inc. (Parent Company Only).

                                 Balance Sheets
                           December 31, 2001 and 2000

                                                             2001         2000
                                                             ----         ----
Assets
  Cash .............................................    $    4,753    $   19,371
  Federal funds sold ...............................       425,000        30,000
  Securities available-for-sale ....................             -       400,000
  Investment in banking subsidiary .................     3,395,912     3,760,812
  Other assets .....................................        11,363        11,735
                                                        ----------    ----------

     Total assets ..................................    $3,837,028    $4,221,918
                                                        ==========    ==========

Liabilities and Shareholders' equity
  Other liabilities ................................  $          -    $      486

Shareholders' equity ...............................     3,837,028     4,221,432
                                                        ----------    ----------

     Total liabilities and shareholders' equity ....    $3,837,028    $4,221,918
                                                        ==========    ==========

                              Statements of Income
              for the years ended December 31, 2001, 2000, and 1999

                                                                                       2001               2000               1999
                                                                                       ----               ----               ----
Income
  Interest on investment securities .......................................         $   5,186          $  23,535                $ -
  Interest on federal funds sold ..........................................            12,562              6,814              8,561
  Other interest income ...................................................                 -                  -             46,148
  Other income ............................................................             2,027                  5              1,250
                                                                                    ---------          ---------          ---------
     Total income .........................................................            19,775             30,354             55,959
                                                                                    ---------          ---------          ---------

Expenses
  Other expenses ..........................................................            48,568             52,241             32,639
                                                                                    ---------          ---------          ---------

Income before income taxes and equity in
 undistributed earnings (losses) of banking subsidiary ....................           (28,793)           (21,887)            23,320

Income tax expense (benefit) ..............................................            (9,292)            (8,243)             9,096

Equity in undistributed losses of banking subsidiary ......................          (357,568)          (416,551)          (314,913)
                                                                                    ---------          ---------          ---------

  Net loss ................................................................         $(377,069)         $(430,195)         $(300,689)
                                                                                    =========          =========          =========

                         FIRST CAPITAL BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 20 - FIRST CAPITAL BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)

                            Statements of Cash Flows
              for the years ended December 31, 2001, 2000, and 1999

                                                                                    2001                2000               1999
                                                                                    ----                ----               ----
Cash flows from operating activities
  Net income (loss) ....................................................        $  (377,069)        $  (430,195)        $  (300,689)
  Adjustments to reconcile net income to net cash provided
    by operating activities:
  Equity in undistributed losses of banking subsidiary .................            357,568             416,551             314,913
  Pre-opening expenses transferred to the Bank .........................                  -                   -             163,492
  (Increase) decrease in other assets ..................................                369             (11,735)             42,217
  Increase (decrease) in other liabilities .............................               (486)             (8,610)                 96
                                                                                -----------         -----------         -----------
    Net cash (used) provided by operating activities ...................            (19,618)            (33,989)            220,029
                                                                                -----------         -----------         -----------

Cash flows from investing activities
  Purchases of securities available-for-sale ...........................                  -            (400,000)                  -
  Maturities of securities available-for-sale ..........................            400,000                   -                   -
                                                                                -----------         -----------         -----------
    Net cash provided (used) by investing activities ...................            400,000            (400,000)                  -
                                                                                -----------         -----------         -----------

Cash flows from financing activities
  Issuance of common stock .............................................                  -                   -           5,337,280
  Purchase of Bank's common stock ......................................                  -                   -          (4,656,150)
  Costs of stock issuance ..............................................                  -                   -            (521,092)
                                                                                -----------         -----------         -----------
    Net cash provided by financing activities ..........................                  -                   -             160,038
                                                                                -----------         -----------         -----------

Increase (decrease) in cash ............................................            380,382            (433,989)            380,067

Cash and cash equivalents, beginning of period .........................             49,371             483,360             103,293
                                                                                -----------         -----------         -----------

Cash and cash equivalents, ending of period ............................        $   429,753         $    49,371         $   483,360
                                                                                ===========         ===========         ===========